EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AMMO, INC.,

SPEEDLIGHT GROUP I, LLC,

GEMINI DIRECT INVESTMENTS, LLC

AND

STEVEN F. URVAN

Dated as of April 30, 2021

AMMO Acquisition Merger Agreement	i

SECTION 5.	Representations and Warranties by Parent and Sub	27

5.1	Organization and Standing	27
5.2	Authority for Agreement	28
5.3	Consents	28
5.4	Ownership and Activities of Sub	28
5.5	Capitalization and Ownership	29
5.6	Subsidiaries	29
5.7	Litigation	30
5.8	Intellectual Property	30
5.9	Compliance with Legal Requirements and Other Instruments	31
5.10	Actions	31
5.11	Certain Transactions	31
5.12	Property	32
5.13	Financial Statements	32
5.14	Changes	32
5.15	Employee Matters	33
5.16	Employee Agreements	34
5.17	Tax Returns and Payments	35
5.18	Insurance	35
5.19	Permits	35
5.20	Corporate Documents	35
5.21	Real Property Holding Corporation	35
5.22	Environmental and Safety Laws	35
5.23	Foreign Corrupt Practices Act	36
5.24	Brokers	36
5.25	Merger Consideration	36
5.26	SEC Filings; NASDAQ Compliance	36
5.27	Independent Investigation	38

SECTION 6.	Covenants	38

6.1	Conduct of Business Prior to the Closing	38
6.2	Access to Information	39
6.3	No Solicitation of Other Bids	40
6.4	Notice of Certain Events	40
6.5	Resignations	41
6.6	Governmental Approvals and Consents	41
6.7	Directors’ and Officers’ Indemnification	42
6.8	Post-Closing Audit	43
6.9	Public Announcements	44
6.10	Further Assurances	44
6.11	Closing Conditions	44
6.12	Conflict Waiver; Attorney-Client Privilege	44
6.13	Employees; Benefits Plans	45
6.14	Proxy Statement	45

SECTION 7.	Tax Matters	45

7.1	Tax Covenants	45

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7.2	Termination of Existing Tax Sharing Agreements	46
7.3	Tax Indemnification	46
7.4	Tax Returns	47
7.5	Straddle Period	47
7.6	Contests	48
7.7	Cooperation and Exchange of Information	48
7.8	Tax Treatment of Indemnification Payments	48
7.9	Payments to Parent	48
7.10	Survival	48
7.11	Overlap	48
7.12	Prohibited Post-Closing Actions	49
7.13	Tax Refunds	49
7.14	Transaction Tax Deductions	49
7.15	Intended Tax Treatment	49

SECTION 8.	Conditions to Closing	49

8.1	Conditions to Obligations of All Parties	49
8.2	Conditions to Obligations of Parent and Sub	50
8.3	Conditions to Obligations of the Company	50

SECTION 9.	Indemnification	51

9.1	Survival	51
9.2	Indemnification by Company Member	51
9.3	Indemnification by Parent	52
9.4	Certain Limitations	52
9.5	Indemnification Procedures	55
9.6	Payments; Indemnification Set Off	57
9.7	Tax Treatment of Indemnification Payments	57
9.8	Effect of Investigation	57
9.9	Exclusive Remedies	57

SECTION 10.	Termination	58

10.1	Termination	58
10.2	Effect of Termination	58

SECTION 11.	Expenses	59

SECTION 12.	Reserved	59

SECTION 13.	Miscellaneous	59

13.1	Notices	59
13.2	Successors and Assigns	60
13.3	Interpretation	60
13.4	Counterparts	61
13.5	Electronic Transmission	61
13.6	Severability	61
13.7	Third Parties	61
13.8	Reserved	61
13.9	Governing Law; Submission to Jurisdiction	61
13.10	Entire Agreement, Not Binding Until Executed	62
13.11	Amendments; No Waiver	62
13.12	Pre-Closing Restructuring	62
13.13	Closing Date	62

EXHIBIT

Exhibit A	Key Employee Agreements

SCHEDULES

Schedule B	Company Disclosure Schedules
Schedule C	Parent Disclosure Schedule
Schedule 3.4(a)(i)	Estimated Closing Working Capital Statement

AMMO Merger Agreement	iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of April 30, 2021, by and among AMMO, Inc., a Delaware corporation (“Parent”), SpeedLight Group I, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Sub”), Gemini Direct Investments, LLC, a Nevada limited liability company (the “Company”), and Steven F. Urvan, an individual (the “Company Member”) (each a “Party” and collectively the “Parties”).

WHEREAS, immediately prior to the consummation of the transactions described herein, the Company has consummated the Pre-Closing Restructuring;

WHEREAS, the Parties intend that Sub be merged with and into the Company, with Sub surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the Company Member and the managers of the Company have unanimously determined that the Merger is advisable and in the best interests of the Company and the Company Member, and have approved, in accordance with the applicable provisions of the Nevada Revised Statutes (the “NRS”), this Agreement and each of the transactions contemplated hereby, including the Merger;

WHEREAS, each of the board of directors of Parent and Parent, in its capacity as the sole member of Sub, has determined that the Merger is advisable and in the best interests of Parent and Sub, and in furtherance of such combination, the board of directors of the Parent and Parent, in its capacity as the sole member of Sub, have approved this Agreement and the Merger upon the terms and subject to the conditions set forth herein, in accordance with applicable law;

WHEREAS, the Parties intend for the Merger to qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”); and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

Section 1. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

1.1 “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (A) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (B) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (C) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

1.2 “Action” means any claim, charge, action, hearing, grievance, cause of action, complaint, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

1.3 “Additional Parent Stock Consideration” shall mean 1,500,000 shares of Parent Common Stock.

AMMO Merger Agreement	1

1.4 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person. For purposes hereof, the term “control” (including the correlative meanings, “controlling,” controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of capital stock or other equity ownership, by contract or otherwise.

1.5 Ancillary Documents” means, collectively, the Key Employee Agreements, the Investor Rights Agreement, the Closing Transaction Expenses Certificate, the Closing Indebtedness Certificate, the Stock Pledge Agreement, and each other certificate or writing contemplated hereby or thereby.

1.6 “Assumed Indebtedness” means an aggregate amount of the Indebtedness of the Company and the Company Subsidiaries equal to $50,000,000.

1.7 “Cash Purchase Price” shall mean $50,000,000.00.

1.8 “Closing Indebtedness Certificate” shall mean a certificate executed by an officer of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

1.9 “Closing Parent Stock Consideration” shall mean 14,500,000 shares of Parent Common Stock.

1.10 Reserved.

1.11 “Closing Cash Consideration” shall mean an amount in cash equal to (a) the Cash Purchase Price, plus (b) the Estimated Closing Adjustment minus (i) the portion of the outstanding Indebtedness of the Company as reflected on the Closing Indebtedness Certificate that exceeds $50,000,000, and (ii) the amount of unpaid Transaction Expenses of the Company as reflected on the Closing Transaction Expenses Certificate.

1.12 “Closing Transaction Expenses Certificate” shall mean a certificate executed by an officer of the Company, certifying the amount of Transaction Expenses remaining unpaid as of the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed).

1.13 “Closing Working Capital” means: (a) the Current Assets of the Company and Company Subsidiaries, less (b) the Current Liabilities of the Company and Company Subsidiaries, determined as of 11:59 p.m. Eastern Time on the Closing Date.

1.14 “Company Fundamental Representations” shall mean the representations and warranties in Section 4.1(a), Section 4.2(a), Section 4.4, Section 4.5 (excluding Section 4.5(e)), Section 4.6 (excluding Section 4.6(e)) and Section 4.27.

1.15 “Company’s knowledge” means the actual knowledge of Steven F. Urvan, Susan Lokey and Steve Verska.

1.16 “Company Membership Interests” has the meaning set forth in Section 3(a) of this Agreement.

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1.17 “Company Organizational Documents” shall mean (a) the Company’s Certificate of Formation, filed with the Secretary of State of the State of Nevada on May 29, 2019, and (b) the Company’s Operating Agreement, each as in effect on the date of this Agreement.

1.18 “Company Member” has the meaning set forth in the preamble of this Agreement.

1.19 “Company Subsidiary” or “Company Subsidiaries” shall have the meaning defined in Section 4.6.

1.20 “Current Assets” means cash and cash equivalents, accounts receivable, inventory, prepaid expenses and those items set forth in Section 1.20 of the Company Disclosure Schedule, but excluding deferred Tax assets, determined in accordance with the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Estimated Closing Working Capital Statement.

1.21 “Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding deferred Tax liabilities, Transaction Expenses and the Indebtedness, determined in accordance with the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Estimated Closing Working Capital Statement.

1.22 “Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (or any corresponding provision of succeeding law).

1.23 “Encumbrance” means any mortgage, security interest, pledge, license, interest, encumbrance, claim, charge, option, restriction on the right to sell or dispose (and in the case of securities, vote), lien or other adverse claim of any kind (whether arising by contract or by operation of law and whether voluntary or involuntary).

1.24 “Environmental Laws” means any law, regulation, or other applicable requirement relating to (i) releases or threatened release of Hazardous Substance; (ii) pollution or protection of employee health or safety, public health or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

1.25 Reserved.

1.26 Reserved.

1.27 “Escrowed Parent Stock Consideration” shall mean 4,000,000 shares of Parent Common Stock pledged by Company Member to the Parent pursuant to the terms of the Stock Pledge Agreement and held by Parent pursuant to the terms of the Stock Pledge Agreement and this Agreement.

1.28 “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, whether administrative, executive judicial, legislative or other combination thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction, including any central bank or comparable agency or entity, commission, corporation, court, tribunal, department, instrumentality, master, mediator, panel, referee, system or unit or subdivision of any of the foregoing.

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1.29 “Indebtedness” shall mean, without duplication and with respect to the Company and the Company Subsidiaries, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services; (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company or a Company Subsidiary on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g). Indebtedness shall be calculated as of 11:59 p.m. Eastern Time on the Closing Date.

1.30 “Independent Accountant” shall mean Bennett Thrasher LLP. The Company Member and the Company, on the one hand, and Parent and Sub, on the other hand, represent and warrant to the other that the Independent Accountant has not provided tax, accounting, or other services to such party or any Affiliate thereof within the twenty-four (24) month period preceding the date hereof, and each covenants and agrees that each will not hire or engage such Independent Accountant for any purpose, other than to perform those duties set forth herein, until after the Closing Working Capital has been finally determined in accordance with this Agreement.

1.31 “Intellectual Property” shall mean all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases as are necessary for, or otherwise used by a Party in the conduct of, such Party’s business as now conducted and as presently proposed to be conducted.

1.32 “ITAR” means the International Traffic in Arms Regulations, 22 Code of Federal Regulations § 120 et seq.

1.33 “Key Employees” shall mean (a) when used with respect to the Company, Steven F. Urvan, Susan Lokey, and Steve Verska, and (b) when used with respect to Parent, Fred W. Wagenhals, John P. Flynn, Chris Larson and Robert D. Wiley.

1.34 “Legal Requirement” shall mean a United States federal, state, municipal or local or foreign order, judgment, writ, injunction, decree, law, statute, standard ordinance, code, resolution, promulgation, rule, regulation, charge or any similar provision followed or applied by any Governmental Authority and having the force or effect of law.

1.35 “Losses” shall mean losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive or exemplary damages.

1.36 “Material Adverse Effect” shall mean any event, change in or effect on a Party (in each case, an “Effect”) that, when taken individually or in the aggregate with all other Effects, (a) is or are materially adverse in relation to the Party’s financial condition, properties, assets, liabilities or business operations, taken as a whole, or (b) is reasonably likely to materially impair the ability of the Party to consummate the transactions contemplated hereby, except to the extent that such Effect or Effects results from (i) changes in general economic conditions and changes affecting the industry in which the Party operates generally that do not adversely affect the Party to a materially disproportionate degree, (ii) adverse conditions or events expressly disclosed to the other Party in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, (iii) changes or effects caused by the execution and delivery of this Agreement, by actions required under this Agreement, or by actions requested by one Party in writing to be taken by the other Party, (iv) changes or effects caused by the outbreak of hostilities or war (whether or not declared) or any act of terrorism, sabotage or earthquakes, tornadoes, epidemics, pandemics or disease outbreaks (including the COVID-19 pandemic) or other natural disasters or any escalation or material worsening thereof, or (v) any changes in applicable Legal Requirements or accounting rules, including GAAP.

AMMO Merger Agreement	4

1.37 “Organizational Documents” shall mean, with respect to a Person that is an entity, the articles or certificate of incorporation or formation, bylaws, operating agreement, certificate of partnership or other governing or constituent documents of such Person.

1.38 “Other Litigation” shall mean, collectively, (i) GunBroker.com, LLC v. Tenor Capital Partners, 1:20-CV-00613 U.S. District Court for the Northern District of Georgia (February 10, 2020); (ii) John Caschetto and JMC Arms & Ammo v. GunBroker.com, LLC, Fulton County Superior Court, Case No. 2018CV306767 (June 20, 2018) and Gwinnett County Superior Court, 19-A-1166610 (November 20, 2019); (iii) NTS Motorsports v. Steve Urvan and GunBroker, Forsyth County Superior Court File No. 18 CVS 2466 and GB Racing, LLC v. NTS Motorsports, LLC, et al., Forsyth County Superior Court File No. 16-CVS 861 [2016]; and (iv) Brittney Mejico v Outdoors Online LLC and DOES I-10, LLC, Superior Ct. of California, Los Angeles County, Case No. 21STCV09549 (filed March 10, 2021).

1.39 “Parent Common Stock” shall mean the Common Stock, par value $0.001 per share, of Parent.

1.40 “Parent Fundamental Representations” shall mean the representations and warranties in Sections 5.1, 5.2, 5.4, 5.5, 5.6, 5.24 and 5.25.

1.41 “Parent’s knowledge” shall mean the actual knowledge of Fred W. Wagenhals, John P. Flynn, Chris Larson and Robert D. Wiley, after reasonable inquiry.

1.42 “Parent Organizational Documents” shall mean (a) Parent’s Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on October 24, 2018, and (b) Parent’s Bylaws, each as in effect on the date of this Agreement.

1.43 “Parent Stock Consideration” shall mean 20,000,000 shares of Parent Common Stock.

1.44 “Permitted Encumbrance” means (i) any Encumbrance for Taxes and assessments not yet due or payable or being contested in good faith, (ii) any Encumbrances arising out of deposits made to secure contracts of a like nature arising in the ordinary course of business, (iii) liens of carriers, warehousemen, mechanics, vendors, workmen, repairmen, laborers, or materialmen or similar Encumbrances incurred in the ordinary course of business for sums not yet due or being contested in good faith, (iv) purchase money security interests incurred in the ordinary course of business, (v) encumbrances that arise in the ordinary course of business and do not materially impair the Company’s (or Company Subsidiary’s) or Parent’s, as applicable, ownership or use of such property or assets, and (vi) liens or security interests that will be released in connection with the payment of the Indebtedness at Closing.

1.45 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

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1.46 “Personal Information” means any information that identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person, including name, street address, telephone number, email address, identification number issued by a Governmental Authority, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “personal information,” or “personal data” under applicable Law.

1.47 “Pre-Closing Restructuring” means that certain reorganization and restructuring memorialized in that certain Separation and Distribution Agreement, dated April 27, 2021, by and between the Company and Gemini Direct, LLC, a Nevada limited liability company (the “Distribution Agreement”), and the documents and instruments executed in connection therewith.

1.48 “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

1.49 “Representatives” shall mean a Party’s officers, directors, managers, employees, agents, advisors and representatives (including financial advisors, attorneys and accountants).

1.50 “Subsidiary” shall mean any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of the Subsidiaries, or (b) such party or any other Subsidiary of such party is a general partner (excluding any such partnership where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

1.50A “Stock Pledge Agreement” shall mean that certain Stock Pledge Agreement executed by Company Member and Parent regarding the Escrowed Parent Stock Consideration.

1.51 “Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing”) means (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments imposed by any Taxing Authority, including without limitation all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, net worth, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and (b) all interest, penalties, fines, additions to Tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a).

1.52 “Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.53 “Taxing Authority” shall mean the Internal Revenue Service (the “IRS”) or any other governmental body (whether state, local or foreign) responsible for the administration of any Tax.

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1.54 “Transaction Expenses” means all fees and expenses incurred by the Company and any Affiliate at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby, in each case to the extent such amounts are incurred prior to the Closing but are unpaid prior to 11:59 p.m. Eastern Time on the Closing Date. In no event shall “Transaction Expenses” be deemed to include (i) any fees and expenses to the extent incurred in connection with Parent’s or its Affiliates’ financing for the transactions contemplated hereby or any other liabilities or obligations incurred or arranged by or on behalf of Parent or its Affiliates in connection with the transactions contemplated hereby, or (ii) fifty percent (50%) of the premium, Taxes, commissions and other fees and expenses incurred in connection with obtaining the Rep and Warranty Policy.

1.55 “Transaction Tax Deductions” means any income Tax deductions permitted for U.S. federal, state or local income Tax purposes arising from (i) any and all stay bonuses, sale bonuses, change in control payments, retention payments, synthetic equity payments, or similar payments made or to be made by the Company in connection with or resulting from the transactions contemplated by this Agreement, (ii) all fees, expenses and interest (including amounts treated as interest for U.S. federal income tax purposes), prepaid administrative or other bank fees, original issue discount, unamortized debt financing costs, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par or similar payments incurred with respect to the payment of indebtedness in connection with the transactions contemplated by this Agreement, (iii) any payments with respect to the Transaction Expenses, and (iv) any employment Taxes with respect to the amounts set forth in the foregoing clause (i). The Parties shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of any success based fees for purposes of clause (iii) above.

1.56 “Triton Matter” means, collectively, (i) Triton Value Partners LLC, et al v. The Company, IA Tech, TVP Investments, LLC and Steve Urvan, Superior Court, Fulton County, Georgia. Case number 2017CV298994, (December 13, 2017), and (ii) Steve Urvan and TVP Investments, LLC v. TVP Ventured, LLC, Triton Value Partners Opportunity Fund I, L.P. et al, U.S. District Court, Northern District of Georgia (Atlanta). Case number 1:20-CV-00153, (January 10, 2020) (collectively, the “Triton Litigation”) and all other past, current or future claim, action, suit, proceeding, arbitration, complaint, or charge (a “Claim”) asserted against Parent and any Affiliate thereto or their respective officers and directors, in any court or jurisdiction, but only to the extent such Claim is directly related to or arises or derived from the Triton Litigation.

Section 2. The Merger.

2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the NRS and the Delaware Act, at the Effective Time, (a) Sub will merge with and into the Company, and (b) the separate existence of the Company will cease and Sub will continue its company existence under the Delaware Act as the surviving company in the Merger (sometimes referred to herein as the “Surviving Company”).

2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 11:59 p.m., Eastern Standard Time, within thirty (30) days after the last of the conditions to Closing set forth in Section 8 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as the Company and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

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2.3 Closing Deliverables.

(a) Company Deliverables. At or prior to the Closing, the Company shall deliver to Parent the following:

(i) resignations of the managers and officers of the Company;

(ii) a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, stating that each of the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied;

(iii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the managers of the Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Company Member approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iv) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(v) a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Legal Requirements in which the Company is organized;

(vi) a duly completed and executed certification to the IRS from the Company, in form and substance reasonably acceptable to Parent, to the effect that the Company is not a U.S. real property holding corporation for purposes of Section 1445 of the Code;

(vii) the Closing Transaction Expenses Certificate;

(viii) the Closing Indebtedness Certificate;

(ix) Employment Agreements in the form attached hereto as Exhibit A (the “Key Employee Agreements”), duly executed by each of the respective Key Employees of the Company to be effective immediately upon the Effective Time; and

(x) the Ancillary Documents and such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) Parent Deliverables. At or prior to the Closing, Parent shall deliver to the Company (or such other Person as may be specified herein) the following:

(i) payment to the Company Member by wire transfer of immediately available funds an amount equal to the Closing Cash Consideration, issuance of the Closing Parent Stock Consideration to the Company Member, and delivery of the Escrowed Parent Stock Consideration to the Company Member;

(ii) evidence of payment to third parties by wire transfer of immediately available funds that amount of money due and owing from the Company to such third parties as Transaction Expenses as set forth on the Closing Transaction Expenses Certificate;

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(iii) evidence of payment to holders of outstanding Indebtedness (other than the Assumed Indebtedness), if any, by wire transfer of immediately available funds that amount of money due and owing from the Company to such holder of outstanding Indebtedness (other than the Assumed Indebtedness) as set forth on the Closing Indebtedness Certificate;

(iv) a certificate, dated the Closing Date and signed by a duly authorized officer of Company, stating that each of the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied;

(v) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent and the sole member of Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(vi) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Sub certifying the names and signatures of the officers of Parent and Sub authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(vii) the Key Employee Agreements duly executed by Parent or the Surviving Company to be effective immediately upon the Effective Time;

(viii) evidence that Parent has obtained a representation and warranty insurance policy (the “Rep and Warranty Policy”) from Tokio Marine Houston Casualty Company (the “R&W Insurance Provider”) for which coverage is bound as of, and at, Closing; and

(ix) the Ancillary Documents to which Parent or Sub is party or bound and such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

2.4 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Sub shall cause (i) articles of merger in form and substance acceptable to Parent and the Company (the “Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Nevada in accordance with the relevant provisions of the NRS and shall make all other filings or recordings required under the NRS and (ii) a certificate of merger in form and substance acceptable to Parent and the Company to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Delaware Act and shall make all other filings or recordings required under the Delaware Act. The Merger shall become effective at such time as the Articles of Merger have been duly filed with the Secretary of State of the State of Nevada or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Articles of Merger in accordance with the NRS (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

2.5 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the NRS and the Delaware Act. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.

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2.6 Certificate of Formation; Limited Liability Company Agreement. At the Effective Time, (a) the certificate of formation of Sub as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company until thereafter amended in accordance with the terms thereof or as provided by applicable Legal Requirements, and (b) the limited liability company agreement of Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company until thereafter amended in accordance with the terms thereof, the certificate of formation of the Surviving Company or as provided by applicable Legal Requirements.

2.7 Managers and Officers. The managers and officers of Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the managers and officers, respectively, of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of organization and operating agreement of the Surviving Company.

2.8 Corporate Records. At or promptly following the Closing, the Company shall deliver or cause to be delivered to Parent the minute books, and, to the extent reasonably requested by Parent, all other documents, books, records, agreements and financial data of the Company.

Section 3. Effect of the Merger on the Company Membership Interests. At the Effective Time and upon the terms and subject to the conditions of this Agreement, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the Company Member:

(a) Conversion of Company Membership Interests. The issued and outstanding membership interests in the Company (the “Company Membership Interests”) shall be automatically converted into the right to receive (A) the Closing Cash Consideration and (B) the Parent Stock Consideration (items (A) and (B), together, the “Merger Consideration”). The Company Membership Interests shall, by virtue of the Merger and without any action on the part of the Company Member, be automatically canceled and shall cease to exist, and the Company Member shall cease to have any rights with respect to such Company Membership Interests other than the right to receive the Merger Consideration, without interest thereon for the Company Membership Interests.

(b) Reserved.

(c) Membership Interests of Sub. Each unit of membership interest of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become, and shall represent, one fully paid and non-assessable unit of membership interests of the Surviving Company with the same rights, powers and privileges as the units so converted and shall constitute the only authorized, issued and outstanding units of membership interests of the Surviving Company.

3.2 Merger Consideration.

(a) Merger Consideration. On the Closing Date, Parent shall pay the Closing Cash Consideration to the Company Member and Parent shall issue the Closing Parent Stock Consideration to the Company Member.

(b) Issuance of Parent Common Stock. On the Closing Date, the shares of Parent Common Stock to be issued as the Closing Parent Stock Consideration shall be unconditionally delivered and duly authorized and duly issued to the Company Member and shall be represented by a physical stock certificate and delivered by Federal Express at Closing to the Company Member).

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(c) Escrowed Parent Stock Consideration. On the Closing Date, Parent shall also issue the Escrowed Parent Stock Consideration, which shall be represented by one or more physical stock certificates, each of which shall be in the name of the Company Member. On the Closing Date, Parent hold such stock certificates (on behalf of the Company Member) pursuant to the terms of the Stock Pledge Agreement. Subject to the terms of the Stock Pledge Agreement, the Company Member shall have and retain all rights associated with the Escrowed Parent Stock Consideration, including, without limitation, the right to vote the Escrowed Parent Stock Consideration and the right to receive all dividends payable with respect to such Escrowed Parent Stock Consideration, but shall not have the right to transfer, sell, encumber, hypothecate or pledge such Escrowed Parent Stock Consideration prior to its release pursuant to the Stock Pledge Agreement. On the second (2nd) anniversary of the Closing Date, Parent shall deliver an amount of the Escrowed Parent Stock Consideration equal to (a) 1,142,857 shares of Parent Common Stock, less (b) the number of shares of Parent Stock Common Stock that have been transferred to satisfy the Company Member’s indemnification obligations, as contemplated by Sections 7.3 and 9.6(b). The remaining portion of the Escrowed Parent Stock Consideration (after satisfaction of the Company Member’s indemnification obligations with respect to the Triton Matter) shall be promptly released and delivered (but no later than twenty (20) business days thereafter) to the Company Member upon the issuance of a final, non-appealable order with respect to all of the Triton Matter or a final settlement with respect to all of the Triton Matter. At any time prior to the release of all of the Escrowed Parent Stock Consideration, the Company Member shall have the right to provide substitute collateral (e.g., cash or a letter of credit) in an amount equal to up to Eight Million Dollars, minus the amount of Losses pursuant to Section 7.3 that have been previously satisfied by Company Member, and upon the Company Member’s delivery of such substitute collateral, all of the remaining shares of Parent Common Stock constituting the Escrowed Parent Stock Consideration, which are related to the Potential Sales Tax Liability, shall be promptly released and delivered (but no later than twenty (20) business days thereafter) to the Company Member.

(d) Additional Parent Stock Consideration. Promptly following the Parent Stockholder Approval (as defined herein) (but no later than twenty (20) business days thereafter), Parent shall issue the Additional Parent Stock Consideration to the Company Member, and the shares of Parent Common Stock to be issued as Additional Parent Stock Consideration shall be represented by a physical stock certificate and delivered by Federal Express to the Company Member. If Parent fails to obtain the Parent Stockholder Approval within 180 days after the Closing Date, then, in lieu of the Additional Parent Stock Consideration, Parent shall promptly (but no later than twenty (20) business days after the date that 180 days after the Closing Date (the “Outside Approval Date”)), pay to the Company Member, by wire transfer of immediately available funds, an amount equal to (i) One Million Five Hundred Thousand, multiplied by (ii) the greater of (A) $7.00 or (B) the volume weighted average price of the Parent Common Stock for the thirty (30) day period immediately preceding the Outside Approval Date.

(e) Transfer Books; No Further Ownership Rights in the Membership Interests or Shares. The Company agrees, and shall cause the Company Subsidiaries, to close its membership interest transfer books at the close of the business day immediately preceding the Effective Time, and thereafter there shall be no further registration of transfers of Company Membership Interests on the records of the Company or of any Company Subsidiary. From and after the Effective Time, the Company Member shall cease to have any rights with respect to the Company Membership Interests, except as otherwise provided for herein or by applicable Legal Requirements.

(f) Withholding Rights. Each of Parent and the Surviving Company shall be entitled to deduct and withhold from payment of any amounts (or any portion thereof) payable pursuant to this Agreement to, or on behalf of, the Company Member, such amounts as are to be deducted and withheld with respect to the making of such payment under the Code, or any other Legal Requirement. To the extent that amounts are so withheld by Parent or the Surviving Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Member.

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(g) Fractional Shares. No fractional shares of Parent Common Stock will be issued to the Company Member.

3.3 Investor Rights Agreement. Any shares of Parent Common Stock issued as Parent Stock Consideration shall be deemed “restricted securities” as such term is defined under Rule 144 promulgated pursuant to the Securities Act and shall be subject to the legend requirements thereof; provided, however, Parent shall grant certain registration rights to the Company Member as described in the Investor Rights Agreement in form and substance acceptable to Parent and the Company Member (the “Investor Rights Agreement”).

3.4 Working Capital Adjustment.

(a) Closing Adjustment.

(i) Attached hereto as Schedule 3.4(a)(i) is a statement setting forth the Company’s good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement contains a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”). The Closing Working Capital will be determined in accordance with the definitions in this Agreement.

(ii) The “Estimated Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus $5,000,000 (the “Target Working Capital”).

(b) Post-Closing Adjustment.

(i) Within sixty (60) days after the Closing Date, Parent shall prepare and deliver to the Company Member a statement setting forth its calculation of Closing Working Capital, which statement shall contain a balance sheet of the Company and Company Subsidiaries as of the Closing Date (without giving effect to the transactions contemplated herein), and a calculation of Closing Working Capital (the “Closing Working Capital Statement”) prepared in accordance with the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Estimated Closing Working Capital Statement.

(ii) The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital.

(c) Examination and Review.

(i) Examination. After receipt of the Closing Working Capital Statement, the Company Member shall have 45 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, the Company Member and its accountants shall have full access to the books and records of the Surviving Company, the personnel of, and work papers prepared by, Parent and/or its accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Parent’s possession or control) relating to the Closing Working Capital Statement as the Company Member may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare an Objection Statement (defined below).

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(ii) Objection. On or prior to the last day of the Review Period, the Company Member may object to the Closing Working Capital Statement by delivering to Parent a written statement setting forth its objections in reasonable detail (the “Objection Statement”). If the Company Member fails to deliver the Objection Statement before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by the Company Member. If the Company Member delivers the Objection Statement before the expiration of the Review Period, Parent and Company Member shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Objection Statement (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Parent and the Company Member, shall be final and binding.

(iii) Resolution of Disputes. If the Company Member and Parent fail to reach an agreement with respect to all of the matters set forth in the Objection Statement before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the Independent Accountant who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment and the Closing Working Capital Statement. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be either the value assigned to the applicable item by Parent or the value assigned to the applicable item by the Company Member (and no other value).

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid one-half by the Company Member and one-half by Parent.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto, absent manifest error.

(d) Payment of Post-Closing Adjustment.

(i) If the Post-Closing Adjustment is a negative number, the Company Member shall, within five (5) Business Days after the final determination of the Post-Closing Adjustment, pay to Parent, by wire transfer of immediately available funds, an amount equal to the Post-Closing Adjustment.

(ii) If the Post-Closing Adjustment is a positive number, Parent shall, within five (5) Business Days after the final determination of the Post-Closing Adjustment, pay the Company Member, by wire transfer of immediately available funds, an amount equal to the Post-Closing Adjustment.

(e) Adjustments for Tax Purposes. Any payments made pursuant to Section 3.4 shall be treated as an adjustment to the purchase price by the parties for Tax purposes, unless otherwise required by law.

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Section 4. Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub that the statements in this Section 4 are true, complete and correct as of the date hereof (unless the particular statement speaks expressly as of another date, in which case it is true, complete and correct as of such other date), subject, in any case, to the exceptions provided in the Company Disclosure Schedule attached as Schedule B to this Agreement (the “Company Disclosure Schedule”), with specific reference to the sections hereof to which such exception relates, provided that the inclusion of an item as an exception or qualification to one section of this Agreement shall cause that item to be an exception or qualification only to another section of this Agreement if it is reasonably clear on its face, upon reading of the disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such section:

4.1 Organization and Qualification of the Company.

(a) Each of the Company and each Subsidiary of the Company (each “Company Subsidiary”) is a corporation or a limited liability company that is duly organized, validly existing and in good standing under the Legal Requirements of the state of Nevada or Delaware, as applicable, and has full corporate or limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 4.1 of the Company Disclosure Schedule sets forth each jurisdiction in which each of the Company and Company Subsidiary is licensed or qualified to do business, and each of the Company and each Company Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Prior to the date of this Agreement, each of the Company and each Company Subsidiary has made available to Parent complete and correct copies of the Company Organizational Documents as currently in effect. The Company Organizational Documents are in full force and effect and each of the Company and each Company Subsidiary is in compliance in all material respects with each provision of its Company Organizational Documents.

4.2 Authority; Approval.

(a) The Company has full limited liability company power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of the Company and no other limited liability company proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby. The approval of the Company Member is the only vote or consent of the holders of any of the Company’s membership interests required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto and assuming this Agreement is not terminated in accordance with the terms hereof) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereinafter in effect relating to creditors’ rights generally, or general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereinafter in effect relating to creditors’ rights generally, or general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

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(b) The execution and delivery of this Agreement by the Company and each instrument required hereby to be executed and delivered by the Company at the Closing, the compliance by the Company with the provisions of this Agreement and each instrument required hereby to be executed and delivered by the Company at the Closing and the consummation of the transactions contemplated hereby or thereby, will not (i) conflict with or violate the Company Organizational Documents, each as currently in effect, (ii) result in the creation or imposition of any Encumbrance upon any assets of the Company or any of the Company’s membership interests, or (iii) violate in any material respect any Legal Requirement applicable to the Company or any of its properties or assets.

(c) The Company Member and the managers of the Company have approved this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the NRS.

4.3 Consents. No consent, approval, order, permit or authorization of, or registration, declaration or filing with, or notification to (collectively, the “Consents”), any Governmental Authority, or any Person pursuant to any agreement to which the Company or the Company Subsidiaries are party or otherwise, is required to be obtained by the Company in connection with the execution and delivery of this Agreement or the Merger or the other transactions to be consummated at the Closing as contemplated by this Agreement, except for (a) the approval of the managers of the Company and the Company Member, (b) the filing and recordation of the Articles of Merger with the Secretary of State of the State of Nevada, and (c) those matters set forth on Section 4.3 of the Company Disclosure Schedule.

4.4 Securityholder Lists and Agreements. Except as provided in this Agreement or the Company Disclosure Schedule, there are no agreements, written or oral, between the Company or the Company Subsidiaries and any holder of its securities, membership interests, or others, or among any holders of its securities or membership interests relating to the acquisition (including, without limitation, rights of first refusal, anti-dilution or pre-emptive rights), disposition, registration under the Securities Act of 1933, as amended (the “Securities Act”), or voting of the capital stock or membership interests of the Company or the Company Subsidiaries.

4.5 Capitalization and Ownership.

(a) The Company Member owns one hundred percent (100%) of the Company Membership Interests.

(b) Except as set forth on Section 4.5(b) of the Company Disclosure Schedule, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities or membership interests of the Company is authorized or outstanding, and (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, units, interests, stand-by equity lines, preferred equity, warrants, derivatives or any other convertible security or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any of the Company Membership Interests.

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(c) All issued and outstanding Company Membership Interests are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company Organizational Documents or any agreement to which the Company is a party; and (iii) free of any Encumbrances, other than restrictions on transfer under applicable state and federal securities laws and Encumbrances created by or imposed by this Agreement or the applicable Organizational Documents. All issued and outstanding Company Membership Interests were issued in compliance with all applicable Legal Requirements.

(d) No outstanding Company Membership Interests are subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation, profit interests, incentive plans, or other similar rights with respect to the Company or any of its securities.

(e) All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company Organizational Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Legal Requirements.

4.6 Subsidiaries.

(a) Section 4.6(a) of the Company Disclosure Schedule sets forth, with respect each Company Subsidiary, its name, type of entity, jurisdiction, the number and type of its outstanding equity securities, the current ownership of such equity interests and the names of its directors, managers and officers.

(b) Each Company Subsidiary is owned (directly or indirectly) by the Company and all of the limited liability company interests, capital stock or other equity securities of each Company Subsidiary are owned free and clear of all Encumbrances, other than restrictions on transfer under applicable state and federal securities laws and Encumbrances created by or imposed by this Agreement or the Organizational Documents of such Company Subsidiary. All issued and outstanding limited liability company interests, capital stock or other equity securities of each Company Subsidiary were duly authorized and validly issued and, to the extent applicable, are fully paid and non-assessable, and were not issued in violation of any applicable law or preemptive rights. There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem, issue, grant or otherwise acquire any limited liability company interests, capital stock or similar equity securities of any Company Subsidiary or any other securities of any Company Subsidiary. No Company Subsidiary is party to any outstanding offer, option, warrant, call, put, purchase, exchange, equity appreciation, phantom stock, profit participation, subscription or similar commitment that obligates it to issue, sell, convert, register, vote, transfer, repurchase or redeem any capital stock, limited liability company interests or similar equity securities. No Company Subsidiary has issued and outstanding any securities convertible into the equity of such Company Subsidiary.

(c) Other than the Company Subsidiaries, the Company does not, directly or indirectly (including through one or more Company Subsidiaries), own any equity in any other Person.

(d) The Company is not a participant in any joint venture, partnership or similar arrangement.

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(e) The Company has made available to Parent complete and correct copies of the Organizational Documents of the Company Subsidiaries as currently in effect. The Organizational Documents of the Company Subsidiaries are in full force and effect and no Company Subsidiary is in material violation of any provision of its Organizational Documents.

4.7 Litigation. Except as set forth on Section 4.7 of the Company Disclosure Schedule, there is no claim, action, suit, proceeding, arbitration, complaint or charge pending or to the Company’s knowledge, currently threatened (a) against the Company or any Company Subsidiary or any officer, director or employee of the Company or any Company Subsidiary arising out of their employment or board relationship with the Company; (b) that questions the validity of this Agreement or the right of the Company to enter into it, or to consummate the transactions contemplated by this Agreement; or (c) to the Company’s knowledge, that reasonably would be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor a Company Subsidiary nor, to the Company’s knowledge, any of its officers, directors or employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or employees, such as would affect the Company or any Company Subsidiary). There is no action, suit, proceeding or investigation by the Company or any Company Subsidiary pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened (or any basis therefor known to the Company or any Company Subsidiary) involving the prior employment of any of the Company’s or any Company Subsidiary’s employees, their services provided in connection with the Company’s or any Company Subsidiary’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

4.8 Intellectual Property. Except as set forth on Section 4.8 of the Company Disclosure Schedule:

The Company and/or a Company Subsidiary own or possess or believe it can acquire on commercially reasonable terms sufficient legal rights to all Intellectual Property without any known conflict with, or infringement of, the rights of others, including prior employees or consultants with which any of them may be affiliated now or may have been affiliated in the past. To the Company’s knowledge, neither the Company nor any Company Subsidiary is in violation of any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements and other than agreements disclosed on Section 4.10(a) of Company Disclosure Schedule, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company’s or any Company Subsidiary’s Intellectual Property, nor is the Company or any Company Subsidiary bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person (other than with respect to commercially available software products under standard end-user object code license agreements and other than agreements disclosed on Section 4.10(a) of Company Disclosure Schedule). The Company or any Company Subsidiary has not received any communications since January 1, 2017 alleging that the Company or any Company Subsidiary has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. The Company and any Company Subsidiary has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s and any Company Subsidiary’s business. To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company or any Company Subsidiary, including prior employees or consultants with which any of them may be affiliated now or may have been affiliated in the past. Each current employee has assigned to the Company or any Company Subsidiary all intellectual property rights he or she owns that are related to the Company’s or any Company Subsidiary’s business as now conducted and as presently proposed to be conducted and all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment relationship with the Company or any Company Subsidiary that (a) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to the Company’s or any Company Subsidiary’s business as then conducted or as then proposed to be conducted, (b) were developed on any amount of the Company’s or any Company Subsidiary’s time or with the use of any of the Company’s or any Company Subsidiary’s equipment, supplies, facilities or information or (c) resulted from the performance of services for the Company or any Company Subsidiary. The Company Disclosure Schedule lists all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, and licenses to and under any of the foregoing, in each case owned by the Company or any Company Subsidiary. For purposes of this section, the Company shall be deemed to have knowledge of a patent right if the Company or any Company Subsidiary has actual knowledge of the patent right. No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Intellectual Property of the Company or any Company Subsidiary. No Person who was involved in, or who contributed to, the creation or development of any Intellectual Property of the Company or any Company Subsidiary, has performed services for the government, university, college, or other educational institution or research center in a manner that would adversely affect the Company’s rights in any Intellectual Property of the Company or any Company Subsidiary.

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4.9 Compliance with Legal Requirements.

(a) Except as disclosed in Section 4.9 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is in material violation or default (a) of any provision of the Company Organizational Documents or the Organizational Documents of the Company Subsidiaries, (b) of any judgment, order, writ or decree, (c) under any note, indenture or mortgage, (d) under any Material Agreement, or (e) of any provision of any Legal Requirement (including ITAR) applicable to the Company or any Company Subsidiary or the operation of their respective businesses. Since January 1, 2017, the Company has complied, and is now complying, in all material respects with all applicable Legal Requirements, including ITAR and other applicable regulations related to an online matching service of buyers and sellers of firearms and related products and services and all Legal Requirements applicable to matching services for buyers and sellers of firearms and related products and services, and since January 1, 2017, has not received any written communication from any Governmental Authority relating to any examination, audit, inquiry or alleged violation of any Legal Requirement or deficiency in the Company’s related policies or procedures. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any Encumbrance upon any assets of the Company or any Company Subsidiary or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company or any Company Subsidiary, except for such defaults, Encumbrances, suspensions, revocations, forfeitures, or non-renewals which would not, individually or in the aggregate, result in a Material Adverse Effect.

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(b) Except as disclosed in Section 4.9 of the Company Disclosure Schedule, the Company and each Company Subsidiary is and, since January 1, 2017, has been, in compliance in all material respects with (i) with all applicable federal, state and local laws governing or otherwise regulating the importation, transportation, purchase or other acquisition, possession or sale or other transfer of firearms, ammunition or explosives, including without limitation the Gun Control Act of 1968, as amended (Chapter 44 of Title 18, United States Code), the National Firearms Act of 1934, as amended (Chapter 53 of Title 26, United States Code), the Arms Export Control Act (22 U.S.C. § 2778), and International Traffic in Arms Regulations (22 C.F.R. § 120-130), the United States Federal Trade Commission, any applicable state requirements, any similar Governmental Authority requirement, as well as all applicable rules and regulations of the Bureau of Alcohol, Tobacco, Firearms and Explosives (the “ATF”), as amended, and accompanying regulations, and all other applicable Legal Requirements; and (ii) possesses, and is in material compliance with the terms of, all licenses, registrations and permits required in order for the Company and the Company Subsidiaries to conduct their respective businesses (as currently conducted and as proposed to be conducted) with respect to the sale of firearms, ammunition and explosives, except, in the case of clause (i) or (ii), where the failure to so comply or be in possession would not, individually or in the aggregate, be material to the Company and its subsidiaries taken as a whole.

(c) Except as disclosed in Section 4.9 of the Company Disclosure Schedule, since January 1, 2017, neither the Company nor any Company Subsidiary has received any notification from any Governmental Authority indicating that the Company or any Company Subsidiary is not in compliance with the laws of ATF or applicable Legal Requirements.

(d) Except as disclosed in Section 4.9 of the Company Disclosure Schedule, since January 1, 2017, neither the Company nor any Company Subsidiary has received, or been subject to, any written ATF warning Letter, any notice of adverse findings, or any other similar written correspondence or documents from any Governmental Authority, adverse inspection, finding of deficiency, finding of noncompliance, compelled or voluntary recall, investigation, penalty, fine, request for corrective or remedial action, or other compliance or enforcement-related action or written communication from any Governmental Authority that has not been resolved to the satisfaction of the issuing Governmental Authority, and there is no pending or, to Company’s knowledge, threatened regulatory action, investigation or inquiry of any Governmental Authority against Company or any Company Subsidiary.

(e) To Company’s knowledge, no member, director, officer, employee, agent, or other representative of Company or any Company Subsidiary has made any statement of material fact to the ATF or any other Governmental Authority that was untrue or fraudulent or that Company or any Company Subsidiary or any of their members, directors, officers, employees, agents, or other representatives knew or should have known was untrue or fraudulent; or failed to disclose a material fact required to be disclosed to the ATF or any other Governmental Authority.

(f) Since January 1, 2017: (A) to Company’s knowledge, no Personal Information in the possession or control of the Company or any Company Subsidiary, or held or processed by any vendor, processor, or other third party for or on behalf of the Company or any Company Subsidiary, has been subject to any data breach that resulted in, or that the Company reasonably believed may have resulted in, the unauthorized acquisition of or access, disclosure, use, denial of use, alteration, corruption, destruction, compromise, or loss of to, such Personal Information requiring notification under applicable data breach notification laws or that has caused a material disruption to the conduct of the Company’s or any Company Subsidiary’s business (a “Security Incident”), and (B) the Company or any Company Subsidiary has not notified and, to the Company’s knowledge there have been no facts or circumstances that would require the Company or any Company Subsidiary to notify, any Governmental Authority or other Person of any Security Incident.

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4.10 Material Agreement.

(a) Except as set forth on Section 4.10(a) of the Company Disclosure Schedule, there are no current agreements, instruments or contracts to which the Company or any Company Subsidiary is a party or by which it or its assets or properties is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $25,000.00 individually, per annum in 2021 or $100,000.00 in the aggregate per annum in 2021 (excluding agreements that can be terminated by the Company or a Company Subsidiary on ninety (90) days or less notice, without cause and without penalty); (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company or any Company Subsidiary (excluding commercially available software products), (iii) the grant of rights to license, market, or sell its products to any other Person that limit the Company’s or any Company Subsidiary’s exclusive right to market or sell its products or services, (iv) indemnification by the Company or any Company Subsidiary with respect to infringements of proprietary rights (other than indemnification provisions in contracts that are entered into in the ordinary course of business), (v) employment, restrictive covenant, severance, consulting, independent contractor, retention, change in control, bonus, incentive compensation, deferred compensation or other similar agreements with any former or current employee or independent contractor, (vi) the lease of personal property involving annual payments in excess of $25,000 or the lease of any real property, (vii) Indebtedness of the Company or any Company Subsidiary (other than Indebtedness that is being repaid at the Closing), (viii) limiting or purporting to limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time, (ix) requirements of the Company or any Company Subsidiary to purchase its total requirements of any product or service from a third party or that contain any exclusivity or “take or pay” provisions, (x) any joint venture, partnership or similar arrangement by the Company or any Company Subsidiary, or (xi) the acquisition or disposition of any business, a material amount of stock or assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise) (the foregoing, collectively, the “Material Agreements”).

(b) Each Material Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Company’s knowledge, any other party thereto is in material breach of or material default under (or is alleged to be in material breach of or material default under), or has provided or received any written notice of any intention to terminate, any Material Agreement. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material event of default under any Material Agreement or result in a termination thereof or would cause or permit the acceleration or other material changes of any right or obligation or the loss of any benefit thereunder, except for such events or defaults as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. Complete and correct copies of each written Material Agreement (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

(c) Except as set forth on Section 4.10(c) of the Company Disclosure Schedule and except for the Pre-Closing Restructuring, neither the Company nor any Company Subsidiary has (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock or membership interests, which remain undistributed as of the date hereof (ii) incurred any Indebtedness for money borrowed or incurred any other liabilities individually in excess of $100,000, which remain outstanding as of the date hereof (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, which remain outstanding as of the date hereof, or (iv) sold, exchanged or otherwise disposed of any of its material assets or material rights, other than the sale of its inventory in the ordinary course of business and other than in connection with corporate reorganizations.

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(d) Except as set forth on Section 4.10(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a guarantor or indemnitor of any Indebtedness of any other Person.

4.11 Certain Transactions.

(a) Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Company’s managers, (iii) the purchase of the Company’s membership interests approved by the Company’s managers (iv) employment compensation, as disclosed in Section 4.11(a)(i) of the Company Disclosure Schedule, that is provided in the ordinary course of business and those agreements and transactions set forth in Section 4.11(a)(ii) of the Company Disclosure Schedule, there are no agreements, understandings or proposed transactions between the Company and any Company Subsidiary and any of its officers, directors, Key Employees or any Affiliate thereof.

(b) Neither the Company nor any Company Subsidiary is indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than as disclosed in Section 4.11(a)(ii) of the Company Disclosure Schedule and other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. Except as set forth in Section 4.11(a)(ii) of the Company Disclosure Schedule, none of the Company’s or any Company Subsidiary’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or any Company Subsidiary, or to the Company’s knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s or any Company Subsidiary’s material suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company or any Company Subsidiary is affiliated or with which the Company or any Company Subsidiary has a material business relationship, or any firm or corporation which competes with the Company or any Company Subsidiary except that directors, officers, employees or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company; or (iii) financial interest in any material contract with the Company or any Company Subsidiary.

4.12 Property.

(a) Each of the Company and the Company Subsidiaries has good and valid title to, or a valid leasehold interest in, all real and personal property and other assets reflected in the Company Financial Statements as of March 31, 2021, or acquired after such date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since such date and other than properties and assets that were or will be assigned or transferred in connection with the Pre-Closing Restructuring, as set forth in Section 4.12(a) of the Company Disclosure Schedule. The property and assets that the Company owns are free and clear of all Encumbrances, except for Permitted Encumbrances. With respect to the property and assets it leases, the Company is in compliance in all material respects with such leases and holds a valid leasehold interest free of any Encumbrances other than those of the lessors of such property or assets. The Company and Company Subsidiaries do not own and never have owned any real property.

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(b) The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of each of the Company and the Company Subsidiaries are structurally sound, are in good operating condition and repair (ordinary wear and tear excepted) and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

4.13 Financial Statements. The Company has delivered to Parent the audited financial statements for the Company and its Subsidiaries for the fiscal years ended December 31, 2020 and December 31, 2019 and their unaudited financial statements (including balance sheet, income statement and statement of cash flows) for the three-month period ended March 31, 2021 (collectively, the “Company Financial Statements”). Except as otherwise set forth in the auditor’s opinion related to such Company Financial Statements, the Company Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except that the unaudited Company Financial Statements may not contain all footnotes required by GAAP. The Company Financial Statements fairly present in all material respects the financial condition and operating results of the Company and its Subsidiaries as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Company Financial Statements to normal year-end audit adjustments. Except as set forth in the Company Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) obligations under contracts and commitments incurred in the ordinary course of business; (ii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Company Financial Statements; (iii) Transaction Expenses, and (iv) liabilities to the extent included in the computation of Closing Working Capital or Indebtedness as of the Closing.

4.14 Changes. Except as set forth on Section 4.14 of the Company Disclosure Schedule and except for the Pre-Closing Restructuring, since March 31, 2021, there has not been:

(a) any material change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Company Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b) any material damage, destruction or loss, whether or not covered by insurance;

(c) any waiver or compromise by the Company of a material right or of a material debt owed to it;

(d) any material change to any Material Agreement or a termination of any agreement that would have been a Material Agreement in the absence of such termination;

(e) any material change in any compensation arrangement or other agreement with any employee, officer, stockholder, or director of the Company;

(f) any resignation or termination of employment of any officer or Key Employee of the Company;

(g) any Encumbrance created by the Company, with respect to any of its material properties or assets, except Encumbrances for taxes not yet due or payable and Encumbrances that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

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(h) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(i) any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(j) any sale, assignment or transfer of any material Intellectual Property of the Company;

(k) any arrangement or commitment by the Company to do any of the things described in this Section 4.14.

4.15 Inventory. All inventory of the Company and any Company Subsidiary, whether or not reflected in the Company Financial Statements as of March 31, 2021, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company or a Company Subsidiary free and clear of all Encumbrances (other than Permitted Encumbrances). Immediately after the Pre-Closing Restructuring, the property owned, licensed or leased by the Company and the Company Subsidiaries, together with all other properties and assets of the Company and the Company Subsidiaries, are or will be sufficient for the continued conduct of the Company’s (and the Company Subsidiaries’) business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing.

4.16 Accounts Receivable. The accounts receivable reflected in the Company Financial Statements as of March 31, 2021, and the accounts receivable through the date hereof (a) have arisen from bona fide transactions entered into by the Company or a Company Subsidiary involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute valid, undisputed claims of the Company or a Company Subsidiary not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. Except as otherwise set forth in the auditor’s opinion with respect to the Company Financial Statements, the reserve for bad debts shown in the Company Financial Statements as of March 31, 2021 or, with respect to accounts receivable arising after such date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

4.17 Material Suppliers. Section 4.17 of the Company Disclosure Schedule sets forth (i) the top ten (10) suppliers (based on amounts paid to such supplier) of the Company for the fiscal years ended December 31, 2019 and December 31, 2020 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during each such period. The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

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4.18 Employee Matters.

(a) To the Company’s knowledge, none of the Company’s or any Company Subsidiary’s employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or a Company Subsidiary or that would conflict with the Company’s or any Company Subsidiary’s business. Neither the execution or delivery of this Agreement, nor the carrying on of the Company business by the employees of the Company or a Company Subsidiary, nor the conduct of the Company’s or any Company Subsidiary’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(b) Neither the Company nor any Company Subsidiary is delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors prior to the Closing Date. Since January 1, 2017, the Company and each Company Subsidiary has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other applicable laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company or the applicable Company Subsidiary has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company or the applicable Company Subsidiary and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(c) To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or a Company Subsidiary. Neither the Company nor any Company Subsidiary has a present intention to terminate the employment of any Key Employee. Except as set forth on Section 4.18(c) of the Company Disclosure Schedule, the employment of each employee of the Company and any Company Subsidiary is terminable at the will of the Company. Except as set forth on Section 4.18(c) of the Company Disclosure Schedule or as required by applicable law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth on Section 4.18(c) of the Company Disclosure Schedule, the Company or any Company Subsidiary has no written policy or plan of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(d) None of the Company and Company Subsidiaries has made any representations regarding equity incentives to any officer, employee, or consultant that are inconsistent with the share amounts and terms provided to Parent.

(e) Reserved.

(f) Except as set forth in Section 4.18(f) of the Company Disclosure Schedule, there are no employee benefit plans maintained, established or sponsored by the Company or any Company Subsidiary, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(g) None of the Company and Company Subsidiaries is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company or any Company Subsidiary. There is no strike or other labor dispute involving the Company or Company Subsidiary pending, or to the Company’s knowledge, threatened, nor is the Company aware of any labor organization activity involving its employees.

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(h) To the Company’s knowledge, none of the officers or directors of the Company or Company Subsidiary has been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

4.19 Employee Agreements. Each current employee and officer of the Company and Company Subsidiaries, who either alone or in concert with others has developed, invented, programmed or designed any Intellectual Property of the Company and Company Subsidiaries has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms made available to Parent (the “Company Confidential Information Agreements”). No current employee or officer of the Company and Company Subsidiaries has excluded works or inventions from his or her assignment of inventions pursuant to such Person’s Company Confidential Information Agreement. To the Company’s knowledge, no Person who is party to a Company Confidential Information Agreement is in violation of the terms thereof.

4.20 Tax Returns and Payments. Except as set forth on Section 4.20 of the Company Disclosure Schedule, (1) there are no material federal, state, county, local or foreign Taxes due and payable by the Company and Company Subsidiaries which have not been timely paid; (2) there are no accrued and unpaid federal, state, county, local or foreign Taxes of the Company and Company Subsidiaries which are due, whether or not assessed or disputed; (3) there are no current examinations or audits of any Tax Returns by any applicable Taxing Authority; and (4) the Company has duly and timely filed all federal, state, county, local and foreign Tax Returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year. Except for certain representations related to Taxes in Sections 4.18 and 4.24, the representations and warranties set forth in this Section are the Company’s sole and exclusive representations and warranties regarding Tax matters.

4.21 Insurance. Section 4.21 of the of the Company Disclosure Schedule sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”), and true and complete copies of such Insurance Policies have been made available to Parent. Such Insurance Policies are in full force and effect and except as set forth in Section 4.21 of the Company Disclosure Schedule, shall remain in force and effect immediately following the Closing without any further action of the Surviving Company. Neither the Company nor any Company Subsidiary has received any written notice of cancellation or material alteration of coverage under, any of the Insurance Policies. All premiums due under the Insurance Policies have been paid in accordance with the payment terms of each Insurance Policy. All of the Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are, to the Company’s knowledge, financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company or any Company Subsidiary pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company or any Company Subsidiary is not in material default under, or otherwise failed to comply with, in any material respect, any provision contained in any of the Insurance Policies.

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4.22 Permits. The Company and all Company Subsidiaries have all franchises, permits, licenses and any similar authority necessary for the conduct of its business, each of which is set forth on Section 4.22 of the Company Disclosure Schedule with their respective dates of issuance and expiration, except where the failure to have any such permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Company Subsidiary is in default in any material respect under any of such franchises, permits, licenses or other similar authority, and all such franchises, permits, licenses and other similar authority are valid and in full force and effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company or any Company Subsidiary, except for suspensions, revocations, forfeitures, or non-renewals which would not, individually or in the aggregate, result in a Material Adverse Effect.

4.23 Reserved.

4.24 Real Property Holding Corporation. The Company and any Company Subsidiary is not now and has never been a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder. The Company has filed with the Internal Revenue Service all statements, if any, with its United States Tax Returns which are required under such regulations.

4.25 Environmental and Safety Laws. (a) The Company and all Company Subsidiaries are and, since January 1, 2017, have been in compliance with all Environmental Laws in all material respects; (b) since January 1, 2017, there has been no material release or to the Company’s knowledge threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to Parent true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.

4.26 Foreign Corrupt Practices Act. Neither the Company nor any of its Company Subsidiaries, directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (a) influencing any official act or decision of such official, party or candidate, (b) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (c) securing any improper advantage, in the case of (a), (b) and (c) above in order to assist the Company or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any Person. Neither the Company nor any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Company further represents that it has maintained, and has caused each of its subsidiaries and Affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies to comply with the FCPA or any other applicable anti-bribery or anti-corruption law, and to ensure that all books and records of the Company accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither the Company nor any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law (collectively, “Enforcement Action”).

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4.27 Brokers. Except for Maxim Group LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company.

4.28 ITAR. The Company and Company Subsidiaries are and since January 1, 2017 have been in compliance in all material respects with the ITAR. To Company’s knowledge, the Company and Company Subsidiaries are not currently and have not been, at any time since January 1, 2017, denied export privileges involving items subject to the export administration regulations, or debarred or suspended from participating directly or indirectly in the export of defense articles, including technical data, or in the furnishing of defense services, for which a license or approval is required under the ITAR.

4.29 No Other Representations or Warranties. Except for the representations and warranties contained in this Section 4 (including the related portions of the Company Disclosure Schedule), neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company or any Company Subsidiary. Without limiting the generality of the foregoing, neither the Company nor any other Person has made or makes any representation or warranty with respect to any projections, estimates or budgets of future revenues, future results of operations, future cash flows or future financial condition (or any component of any of the foregoing) of the Company or any Company Subsidiary.

Section 5. Representations and Warranties by Parent and Sub. Parent and Sub represent and warrant to the Company that the statements in this Section 5 are true, complete and correct as of the date hereof (unless the particular statement speaks expressly as of another date, in which case it is true, complete and correct as of such other date), subject, in any case, to the exceptions provided in the Parent Disclosure Schedule attached as Schedule C to this Agreement (the “Parent Disclosure Schedule”), with specific reference to the sections hereof to which such exception relates, provided that the inclusion of an item as an exception or qualification to one section of this Agreement shall cause that item to be an exception or qualification only to another section of this Agreement if it is reasonably clear on its face, upon reading of the disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such section:

5.1 Organization and Standing.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its incorporation. Sub is a limited liability company duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its formation. Parent is duly qualified to do business as a foreign corporation and in good standing in every jurisdiction where its properties, owned, leased or operated, or the business conducted by it requires such qualification, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. At all times since its formation and through the end of the Closing Date, Sub has been an entity whose existence is disregarded as separate from Parent for U.S. federal and all relevant local income tax purposes and has not taken any action inconsistent therewith.

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(b) Parent has made available to the Company complete and correct copies of the Parent Organizational Documents as currently in effect. The Parent Organizational Documents are in full force and effect and Parent is not in violation of any provision of the Parent Organizational Documents.

5.2 Authority for Agreement.

(a) Each of Parent and Sub has all necessary corporate or limited liability company power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered at the Closing and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Sub of this Agreement and each instrument required hereby to be executed and delivered by them at the Closing and the consummation by Parent and Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or limited liability company action, and no other corporate or limited liability company proceedings on the part of Parent or Sub are necessary to authorize this Agreement or any instrument required hereby to be executed and delivered by Parent or Sub at the Closing or to consummate the transactions so contemplated. This Agreement has been, and each instrument required hereby to be executed and delivered by Parent and Sub at the Closing will be, duly and validly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by the Company and assuming this Agreement is not terminated in accordance with the terms hereof, constitutes a legal, valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

(b) The execution and delivery of this Agreement by Parent and Sub and each instrument required hereby to be executed and delivered by Parent and Sub at the Closing, the compliance by Parent and Sub with the provisions of this Agreement and each instrument required hereby to be executed and delivered by Parent and Sub at the Closing, and the consummation by Parent or Sub, as applicable, of the transactions contemplated hereby or thereby, will not (i) conflict with or violate the Organizational Documents of Parent, each as amended to date and currently in effect, or the Organizational Documents of Sub, each as amended to date and currently in effect, or (ii) violate in any material respect any Legal Requirement applicable to Parent or Sub or any of their respective properties or assets.

5.3 Consents. No Consent of any Governmental Authorities or any Person is required to be obtained by Parent or Sub in connection with the execution and delivery of this Agreement or the Merger or the other transactions to be consummated at the Closing as contemplated by this Agreement, except for (a) any required shareholder approval by the shareholders of Parent or any required member approval by the member of Sub and (b) the filing and recordation of the Articles of Merger with the Secretary of State of the State of Nevada.

5.4 Ownership and Activities of Sub. Sub is a direct, wholly owned subsidiary of Parent, and Parent owns all of the issued and outstanding membership interests of Sub. As of the date hereof and as of the Effective Time, except for obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated hereby or thereby, Sub (a) was formed solely for the purpose of engaging in the transactions contemplated hereby and (b) has not and at the Effective Time will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

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5.5 Capitalization and Ownership. The authorized capital stock of the Parent consists of 200,000,000 shares of Parent Common Stock, of which as of immediately prior to the Closing, 93,260,607 shares are issued and outstanding. Parent has reserved 5,000,000 shares of Parent Common Stock for issuance to employees, directors, consultants and contractors of Parent pursuant to its 2017 Equity Incentive Plan duly adopted by the Board of Directors (the “Stock Plan”). Of such reserved shares of Parent Common Stock, Parent has granted 1,425,830 shares of Parent Common Stock under the Stock Plan to officers, directors, employees and consultants of Parent, and 3,574,170 shares of Parent Common Stock remain available for issuance to employees, directors, consultants and contractors pursuant to the Stock Plan. Parent has furnished to the Company complete and accurate copies of the Stock Plan and forms of agreements used thereunder. Parent owns one hundred percent (100%) of the issued and outstanding membership interests in Sub, which constitute all of the authorized membership interests therein. All of the issued and outstanding shares of Parent Common Stock and the issued and outstanding membership interests of Sub have been, and all of the shares of Parent Common Stock that may be issued pursuant to the exercise of any option will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and non-assessable. No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Parent or any membership interests of Sub is authorized or outstanding. The Parent and the Sub do not have any obligation (whether written, oral, contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock (or membership interests) any evidences of indebtedness or assets of the Parent and the Sub. The Parent and the Sub do not have any obligation (whether written, oral, contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or membership interests or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Parent or the Sub. All of the issued and outstanding shares of Parent and all of the issued and outstanding membership interests of the Sub have been offered, issued and sold by the Parent and the Sub in compliance with all Legal Requirements applicable to the Parent and the Sub.

5.6 Subsidiaries.

(a) Section 5.6(a) of the Parent Disclosure Schedule sets forth, with respect to each Subsidiary of Parent (each a “Parent Subsidiary”), its name, type of entity, and jurisdiction.

(b) Each Parent Subsidiary is directly and wholly owned by the Parent and all of the capital stock or other equity securities of each Parent Subsidiary are owned free and clear of all Encumbrances, other than restrictions on transfer under applicable state and federal securities laws and Encumbrances created by or imposed by this Agreement. All issued and outstanding capital stock or other equity securities of each Parent Subsidiary were duly authorized and validly issued and, to the extent applicable, are fully paid and non-assessable, and were not issued in violation of any applicable law or preemptive rights. There are no outstanding obligations of the Parent or any Parent Subsidiary to repurchase, redeem, issue, grant or otherwise acquire any capital stock or similar equity securities of any Parent Subsidiary or any other securities of any Parent Subsidiary. No Parent Subsidiary is party to any outstanding offer, option, warrant, call, put, purchase, exchange, equity appreciation, phantom stock, profit participation, subscription or similar commitment that obligates it to issue, sell, convert, register, vote, transfer, repurchase or redeem any capital stock, or similar equity securities. No Parent Subsidiary has issued and outstanding any securities convertible into the equity of such Parent Subsidiary.

(c) Other than the Parent Subsidiaries, Parent does not, directly or indirectly (including through one or more Parent Subsidiaries), own any equity in any other Person.

(d) The Parent is not a participant in any joint venture, partnership or similar arrangement.

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(e) Parent has made available to the Company complete and correct copies of the Organizational Documents of the Parent Subsidiaries as currently in effect. The Organizational Documents of the Parent Subsidiaries are in full force and effect and no Parent Subsidiary is in violation of any provision of its Organizational Documents.

5.7 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to Parent’s knowledge, currently threatened in writing (a) against Parent or any officer, director or employee of Parent arising out of their employment or board relationship with Parent; (b) that questions the validity of this Agreement or the right of Parent to enter into it, or to consummate the transactions contemplated by this Agreement; or (c) to Parent’s knowledge, that reasonably would be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither Parent nor, to Parent’s knowledge, any of its officers, directors or employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or employees, such as would affect Parent). There is no action, suit, proceeding or investigation by Parent pending or which Parent intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to Parent) involving the prior employment of any of Parent’s employees, their services provided in connection with Parent’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

5.8 Intellectual Property. Parent owns or possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to all Intellectual Property without any known conflict with, or infringement of, the rights of others, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past. To Parent’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by Parent violates or will violate any license or infringes or will infringe any intellectual property rights of any other Person. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Parent’s Intellectual Property, nor is Parent bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. Parent has not received any communications alleging that Parent has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. Parent has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with Parent’s business. To Parent’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by Parent, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past. Each employee and consultant has assigned to Parent all intellectual property rights he or she owns that are related to Parent’s business as now conducted and as presently proposed to be conducted and all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with Parent that (a) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to Parent’s business as then conducted or as then proposed to be conducted, (b) were developed on any amount of the Parent’s time or with the use of any of Parent’s equipment, supplies, facilities or information or (c) resulted from the performance of services for Parent. For purposes of this section, Parent shall be deemed to have knowledge of a patent right if Parent has actual knowledge of the patent right. No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Intellectual Property of Parent. No Person who was involved in, or who contributed to, the creation or development of any Intellectual Property of Parent has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Parent’s rights in any Intellectual Property of Parent.

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5.9 Compliance with Legal Requirements and Other Instruments. Neither Parent nor any Parent Subsidiary is in violation or default (a) of any provisions of their respective Organizational Documents, (b) of any instrument, judgment, order, writ or decree, (c) under any note, indenture or mortgage, or (d) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (e) of any provision of federal or state statute, rule or regulation applicable to Parent or any Parent Subsidiary or the operation of their respective businesses. Parent has complied, and is now complying, with all applicable Legal Requirements, including, where firearms and an online matching service of buyers and sellers of firearms and related products and services is a component of any of Parent’s or any Parent Subsidiary’s products or services, and has not received any written communication from any Governmental Authority relating to any examination, audit, inquiry or alleged violation of any Legal Requirement or deficiency in Parent’s related policies or procedures. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any Encumbrance upon any assets of Parent or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to Parent.

5.10 Actions. Except as set forth on Section 5.10 of the Parent Disclosure Schedule, Parent has not incurred any Indebtedness for money borrowed or incurred any other liabilities individually in excess of $500,000.00 in the aggregate and not in the ordinary course.

5.11 Certain Transactions.

(a) Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by Parent’s Board of Directors, and (iii) the purchase of shares of Parent Common Stock and the issuance of options to purchase shares of Parent Common Stock, in each instance, approved in the written minutes of Parent’s Board of Directors, there are no agreements, understandings or proposed transactions between Parent or any Parent Subsidiary and any of their respective officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b) Parent is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of Parent’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to Parent or, to Parent’s knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of Parent’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which Parent is affiliated or with which Parent has a business relationship, or any firm or corporation which competes with Parent except that directors, officers, employees or stockholders of Parent may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with Parent or (iii) financial interest in any material contract with Parent.

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5.12 Property.

(a) Parent has good and valid title to, or a valid leasehold interest in, all real and personal property and other assets reflected in the Parent Financial Statements as of March 31, 2021, or acquired after such date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since such date. The property and assets that Parent owns are free and clear of all Encumbrances, except for Permitted Encumbrances. With respect to the property and assets it leases, Parent is in compliance with such leases and holds a valid leasehold interest free of any Encumbrances other than those of the lessors of such property or assets. The Company does not own and has never owned any real property.

(b) The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of Parent are structurally sound, are in good operating condition and repair (ordinary wear and tear excepted) and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

5.13 Financial Statements

5.14 Except as disclosed on Section 5.15 of the Parent Disclosure Schedule, Parent has delivered to the Company its unaudited consolidated financial statements as of December 31, 2020 and its audited consolidated financial statements (including balance sheet, income statement and statement of cash flows) for the fiscal year ended March 31, 2020 (collectively, the “Parent Financial Statements”). The Parent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the unaudited Parent Financial Statements may not contain all footnotes required by GAAP. The Parent Financial Statements fairly present in all material respects the financial condition and operating results of Parent and the Parent Subsidiaries as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Parent Financial Statements to normal year-end audit adjustments. Except as set forth in the Parent Financial Statements, neither Parent nor any of the Parent Subsidiaries have any material liabilities or obligations, contingent or otherwise, other than (a) obligations under contracts and commitments incurred in the ordinary course of business; and (b) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Parent Financial Statements. Parent maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

5.14 Changes. Since March 31, 2021, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of Parent from that reflected in the Parent Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b) any material damage, destruction or loss, whether or not covered by insurance;

(c) any waiver or compromise by Parent or any Parent Subsidiary of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any Encumbrance or payment of any obligation by Parent, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

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(e) any material change to a material contract or agreement by which Parent or any of its assets are bound or subject or a termination of any such contract or agreement;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder of Parent;

(g) any resignation or termination of employment of any officer or Key Employee of Parent;

(h) any Encumbrance created by Parent, with respect to any of its material properties or assets, except Encumbrances for taxes not yet due or payable and Encumbrances that arise in the ordinary course of business and do not materially impair Parent’s ownership or use of such property or assets;

(i) any loans or guarantees made by Parent to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of Parent’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Parent;

(k) any sale, assignment or transfer of any material Intellectual Property of Parent;

(l) any loss of, or material order cancellation by, any major customer of Parent;

(m) to Parent’s knowledge, any other event or condition of any character, other than events affecting the economy or Parent’s industry generally, that could reasonably be expected to have a materially adverse impact on the assets, liabilities, financial condition or operating results of Parent; or

(n) any arrangement or commitment by Parent or any Parent Subsidiary to do any of the acts described in this Section 5.14.

5.15 Employee Matters.

(a) To Parent’s knowledge, none of Parent’s employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of Parent that would conflict with Parent’s business. Neither the execution or delivery of this Agreement, nor the carrying on of Parent’s business by the employees of Parent, nor the conduct of Parent’s business as now conducted and as presently proposed to be conducted, will, to Parent’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(b) Parent is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. Parent has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. Parent has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of Parent and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

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(c) To Parent’s knowledge, no Key Employee of Parent intends to terminate employment with Parent or is otherwise likely to become unavailable to continue as a Key Employee. Parent does not have a present intention to terminate the employment of any of the foregoing. The employment of each employee of Parent is terminable at the will of Parent. Except as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Parent has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(d) Parent has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Board of Directors of Parent.

(e) Each former Key Employee of Parent whose employment was terminated by Parent, if applicable, has entered into an agreement with the Parent providing for the full release of any claims against Parent or any related party arising out of such employment.

(f) There are no employee benefit plans maintained, established or sponsored by Parent, or which Parent participates in or contributes to, which is subject to ERISA.

(g) Parent is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to Parent’s knowledge, has sought to represent any of the employees, representatives or agents of Parent. There is no strike or other labor dispute involving Parent pending, or to Parent’s knowledge, threatened, nor is Parent aware of any labor organization activity involving its employees.

(h) To Parent’s knowledge, none of the Key Employees or directors of Parent has been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

5.16 Employee Agreements. Each current and former employee and officer of Parent, and each current and former consultant of Parent, who either alone or in concert with others has developed, invented, programmed or designed any Intellectual Property of Parent has executed an agreement with Parent regarding confidentiality and proprietary information substantially in the form or forms made available to the Company (the “Parent Confidential Information Agreements”), and each such Parent Confidential Information Agreement contains a non-solicitation agreement. No current or former employee, officer or consultant of Parent has excluded works or inventions from his or her assignment of inventions pursuant to such Person’s Parent Confidential Information Agreement. To Parent’s knowledge, no Person who is party to a Parent Confidential Information Agreement is in violation of the terms thereof.

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5.17 Tax Returns and Payments. There are no federal, state, county, local or foreign Taxes due and payable by Parent which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign Taxes of Parent which are due, whether or not assessed or disputed. There have been no examinations or audits of any Tax Returns by any applicable Taxing Authority. Parent has duly and timely filed all federal, state, county, local and foreign Tax Returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year.

5.18 Insurance. Parent has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like Parent, with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

5.19 Permits. Parent has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business. Parent is not in default in any material respect under any of such franchises, permits, licenses or other similar authority, and all such franchises, permits, licenses and other similar authority are valid and in full force and effect.

5.20 Corporate Documents. The Parent Organizational Documents are in the form provided to the Company. The copy of the minute books of Parent made available to the Company contains minutes of all meetings of directors and stockholders of Parent and all actions by written consent without a meeting by the directors and stockholders of Parent since their respective dates of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders of Parent with respect to all transactions referred to in such minutes.

5.21 Real Property Holding Corporation. Parent is not now and has never been a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder. Parent has filed with the Internal Revenue Service all statements, if any, with its United States income Tax Returns which are required under such regulations.

5.22 Environmental and Safety Laws. (a) Parent is and has been in compliance with all Environmental Laws in all material respects; (b) there has been no material release or to Parent’s knowledge threatened release of any Hazardous Substance, on, upon, into or from any site currently or heretofore owned, leased or otherwise used by Parent; (c) there have been no Hazardous Substances generated by Parent that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no PCB’s or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by Parent, except for the storage of hazardous waste in compliance with Environmental Laws.

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5.23 Foreign Corrupt Practices Act. Neither Parent nor any of its directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (a) influencing any official act or decision of such official, party or candidate, (b) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (c) securing any improper advantage, in the case of (a), (b) and (c) above in order to assist Parent or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any Person. Neither Parent nor any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. Parent further represents that it has maintained, and has caused each of its Affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law, and to ensure that all books and records of Parent accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither Parent nor any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other Enforcement Action related to the FCPA or any other anti-corruption law.

5.24 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Parent or Sub.

5.25 Merger Consideration. Parent has reserved a sufficient number of authorized but unissued shares of Parent Common Stock for issuance in connection with the Merger. All shares of Parent Common Stock constituting the Closing Parent Stock Consideration, the Escrowed Parent Stock Consideration and the Additional Parent Stock Consideration will be duly authorized and validly issued, fully paid and non-assessable, will not be subject to any right of rescission, right of first refusal or preemptive right, and will be offered, issued, sold and delivered by Parent in compliance with all Legal Requirements and its Organizational Documents. Parent has submitted to NASDAQ notice covering the shares of Parent Common Stock issuable on the Closing Date in connection with the Merger. The issuance of the Parent Common Stock in connection with the Merger will not violate any NASDAQ listing rules or regulations (collectively, “NASDAQ Requirements”).

5.26 SEC Filings; NASDAQ Compliance.

(a) Parent has timely filed with or furnished to, as applicable, the Securities Exchange Commission (the “SEC”) all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC (the “Parent SEC Documents”). True, correct, and complete copies of all the Parent SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the Closing Date, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the Closing Date, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To Parent’s knowledge, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. None of the Parent Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b) Parent is in compliance in all material respects with all NASDAQ Requirements.

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(c) The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Certifications”) are accurate in all material respects and complete in all material respects and comply in all material respects as to form and content with all applicable Legal Requirements.

(d) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of Parent as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP. The books of account and other financial records of Parent and each of its Subsidiaries are true and complete in all material respects. Except as set forth in the Parent Financial Statements, neither Parent nor any of the Parent Subsidiaries have any material liabilities or obligations, contingent or otherwise, other than (a) obligations under contracts and commitments incurred in the ordinary course of business; and (b) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Parent Financial Statements. Parent maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

(e) Parent’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(f) Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from NASDAQ or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on NASDAQ. Parent has not disclosed any unresolved comments in the Parent SEC Documents.

(g) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Parent, the Parent Board of Directors or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

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(h) Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Parent maintains records that in reasonable detail accurately and fairly reflect Parent’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Parent Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting and, to the extent required by applicable Legal Requirements, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed to Parent’s auditors and the Audit Committee of the Parent Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Parent SEC Documents filed prior to the date hereof, Parent’s internal control over financial reporting is effective and Parent has not identified any material weaknesses in the design or operation of Parent’s internal control over financial reporting.

(i) Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and nonfinancial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the Certifications. Except as disclosed in the Parent SEC Documents, such disclosure controls and procedures are effective. Parent has carried out evaluation of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

5.27 Independent Investigation. Parent and Sub have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and the Company Subsidiaries, and each acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Each of Parent and Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, each of Parent and Sub has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Section 4 of this Agreement (including the related portions of the Company Disclosure Schedule); and (b) neither the Company nor any other Person has made any representation or warranty as to the Company (or any of the Company Subsidiaries), this Agreement or any of the Ancillary Documents, except as expressly set forth in Section 4 of this Agreement (including the related portions of the Company Disclosure Schedule).

Section 6. Covenants.

6.1 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company and all Company Subsidiaries shall (a) conduct the business of the Company in the ordinary course of business consistent with past practice; and (b) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and the Company Subsidiaries and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent and the Parent Subsidiaries (including Sub) shall (a) conduct the business of Parent in the ordinary course of business consistent with past practice; and (b) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of Parent and the Parent Subsidiaries and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with Parent or any Parent Subsidiary. Without limiting the foregoing, from the date hereof until the Closing Date, each of the Company, the Company Subsidiaries, Parent and the Parent Subsidiaries (including Sub) shall:

(a) preserve and maintain all of its permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from any applicable Governmental Authorities;

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(b) pay its debts, Taxes and other obligations when due;

(c) maintain the properties and assets owned, operated or used by it in the substantially same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) continue in full force and effect without modification all insurance policies, except as required by applicable Legal Requirements;

(e) defend and protect its properties and assets from infringement or usurpation;

(f) perform all of its obligations under all contracts relating to or affecting its properties, assets or business;

(g) maintain its books and records in accordance with past practice;

(h) comply in all material respects with all applicable Legal Requirements; and

(i) not take or permit any action that would cause any of the changes, events or conditions described in Section 4.14 or Section 5.14 to occur.

6.2 Access to Information.

(a) From the date hereof until the Closing, the Company and all Company Subsidiaries shall (i) afford Parent and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, contracts and other documents and data related to the Company; (ii) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company as Parent or any of its Representatives may reasonably request; and (iii) instruct its Representatives to cooperate with Parent in its investigation of the Company. Any investigation pursuant to this Section 6.2(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or any of the Company Subsidiaries. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement.

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(b) From the date hereof until the Closing, Parent and Sub shall (i) afford the Company and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, contracts and other documents and data related to Parent and/or the Parent Subsidiaries; (ii) furnish the Company and its Representatives with such financial, operating and other data and information related to Parent and/or the Parent Subsidiaries as the Company or any of its Representatives may reasonably request; and (iii) instruct its Representatives to cooperate with the Company in its investigation of Parent and the Parent Subsidiaries. Any investigation pursuant to this Section 6.2(b) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Parent. No investigation by the Company or other information received by the Company shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Parent or Sub in this Agreement.

(c) Parent and the Company (or its applicable Company Subsidiary) shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Non-Disclosure and Confidentiality Agreement, dated January 25, 2021, between Parent and IA Tech, LLC (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

6.3 No Solicitation of Other Bids.

(a) From and after the date hereof and continuing until the earlier of the Closing Date or the termination of this Agreement, the Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.

(b) In addition to the other obligations under this Section 6.3, the Company shall promptly (and in any event within three (3) business days after receipt thereof by the Company or its Representatives) advise Parent orally or in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) The Company agrees that the rights and remedies for noncompliance with this Section 6.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

6.4 Notice of Certain Events. From the date hereof until the Closing, the Company shall promptly notify Parent, and Parent shall promptly notify the Company, in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by such Person hereunder not being true and correct in any material respect or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.2 or Section 8.3 to be satisfied;

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(ii) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any actions commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting the Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.7 or Section 5.7 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Parent’s or the Company’s receipt of information pursuant to this Section 6.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or Parent or Sub in this Agreement and shall not be deemed to amend or supplement the Company Disclosure Schedule or the Parent Disclosure Schedule; provided, however, that if Parent or the Company has the right to, but does not elect to, terminate this Agreement within ten (10) Business Days of its receipt of such information from the other, then such Party shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification with respect to such matter.

6.5 Resignations. The Company shall deliver to Parent written resignations, effective as of the Closing Date, of the officers and directors of the Company.

6.6 Governmental Approvals and Consents.

(a) Each Party shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Legal Requirement applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all Consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each Party shall cooperate with the other party and its Affiliates in promptly seeking to obtain all such Consents, authorizations, orders and approvals.

(b) The Company and Parent shall use reasonable best efforts to give all notices to, and obtain all Consents from, all third parties that are described in Section 4.3 and Section 5.3 of the Company Disclosure Schedule and Parent Disclosure Schedule, respectively.

(c) Without limiting the generality of the Parties’ undertakings pursuant to subsections (a) and (b) above, each of the Parties shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

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(iii) in the event any order of any Governmental Authority adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Legal Requirement or any disclosure containing confidential information) shall be disclosed to the other Party hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 6.6 shall require, or be construed to require, the Company, Company Member, Parent or any of their Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Parent or the Company or Company Member of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

6.7 Directors’ and Officers’ Indemnification.

(a) Parent and Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company or Company Subsidiary now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer, director, manager, member or shareholder of the Company or applicable Company Subsidiary (each an “D&O Indemnified Party”) as provided in the Company Organizational Documents or the Organizational Documents of the applicable Company Subsidiary, in each case as in effect on the date of this Agreement, or pursuant to any other contracts in effect on the date hereof and disclosed in Section 6.7 of the Company Disclosure Schedule, shall be assumed by the Surviving Company in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b) For three (3) years after the Effective Time, to the fullest extent permitted under applicable Legal Requirements, Parent and the Surviving Company (the “D&O Indemnifying Parties”) shall indemnify, defend and hold harmless each D&O Indemnified Party against all Losses arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each D&O Indemnified Party for any legal or other expenses reasonably incurred by such D&O Indemnified Party in connection with investigating or defending any such Losses as such expenses are incurred, subject to the Surviving Company’s receipt of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under applicable Legal Requirements; provided, however, that the Surviving Company will not be liable for any settlement effected without the Surviving Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

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(c) Prior to or at the Closing, the Company shall obtain and fully pay for a “tail” insurance policy with a claims period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the officers and managers of the Company as the Company’s existing policy with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). Parent shall bear the cost of the D&O Tail Policy, and such costs, to the extent not paid prior to the Closing, shall not be included in the determination of Transaction Expenses. During the term of the D&O Tail Policy, Parent shall not (and shall cause the Surviving Company not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived without the prior written consent of the Company Member, such consent to be granted or withheld in the Company Member’s sole discretion.

(d) The obligations of Parent and the Surviving Company under this Section 6.7 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 6.7 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 6.7 applies shall be third-party beneficiaries of this Section 6.7, each of whom may enforce the provisions of this Section 6.7).

(e) In the event Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume all of the obligations set forth in this Section 6.7. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any D&O Indemnified Party is entitled, whether pursuant to law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, managers and employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to, or in substitution for, any such claims under any such policies.

6.8 Post-Closing Audit. The Company Member acknowledges and agrees to assist the Parent, at Parent’s sole cost and expense, in conducting, no later than seventy-five (75) days following the Closing Date, an audit of financial statements for the Company and as specified by Rule 3-05 of Regulation S-X of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, provided such audit shall be at the sole cost and expense of Parent. The Company Member and the Company agree that the Parent’s year-end financial reporting period will be determined by the Parent and it is expected to be December 31. In connection therewith, Company Member agrees to obtain and provide to the auditors any and all data and financial information in the possession of Company Member which are reasonably necessary or required by the auditors in connection with their timely preparation and conducting of the foregoing audit. The rights and obligations of Parent and Company Member under this Section 6.8 shall survive Closing.

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6.9 Public Announcements. Unless otherwise required by applicable Legal Requirements (based upon the reasonable advice of counsel), no Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement(s).

6.10 Further Assurances. At and after the Effective Time, the officers and managers of the Surviving Company shall be authorized to execute and deliver, in the name and behalf of the Company or Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger. In addition, from and after the Effective Date, Parent shall, and shall cause the Surviving Company to, comply with its obligations (including the Company’s obligations) under the Distribution Agreement and related documents.

6.11 Closing Conditions. From the date hereof until the Closing, each Party shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the Closing conditions set forth in Section 8 hereof.

6.12 Conflict Waiver; Attorney-Client Privilege.

(a) Each of the parties hereto acknowledges and agrees that:

(i) Arnall Golden Gregory LLP (“AGG”) has acted as counsel to Company Member, the Company and the Company Subsidiaries in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Parent and Sub agree, and shall cause the Surviving Company to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company or any Company Subsidiary by AGG shall not preclude AGG from serving as counsel to the Company Member or any of his Affiliates (except for the Company and any Company Subsidiary), in connection with any litigation, claim, dispute or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

(ii) Each of Parent and Sub shall not, and shall cause the Surviving Company not to, seek or have AGG disqualified from any such representation based upon the prior representation of the Company or a Company Subsidiary by AGG solely with respect to representing the Company Member. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation of the Company Member. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith.

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(b) All communications between the Company Member (or any of his Affiliates) or the Company, on the one hand, and AGG, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Company Member and shall not pass to or be claimed by Parent, Sub or the Surviving Company. Accordingly, Parent and the Surviving Company shall not have access to any Privileged Communications or to the files of AGG relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Company Member (and not Parent or the Surviving Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Parent or the Surviving Company shall be a holder thereof, (ii) to the extent that files of AGG in respect of such engagement constitute property of the client, only the Company Member (and not Parent nor the Company) shall hold such property rights and (iii) AGG shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Parent or the Surviving Company by reason of any attorney-client relationship between Seller Group Law Firm and the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Parent or its Affiliates (including the Surviving Company), on the one hand, and a third party other than any of the Company Member or any of his Affiliates, on the other hand, Parent and its Affiliates (including the Surviving Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that its Affiliates (including the Surviving Company) may waive such privilege without the prior written consent of the Company Member, which consent shall not be unreasonably withheld, conditioned or delayed.

6.13 Employees; Benefit Plans. Except as may be otherwise set forth in the Key Employee Employment Agreements, during the period commencing at the Closing and ending on the date which is twelve (12) months from the Closing (or if earlier, the date of the employee’s termination of employment with the Company), Parent currently intends to cause the Surviving Company to provide each employee who remains employed immediately after the Closing with compensation arrangements comparable what they currently have.

6.14 Proxy Statement. Parent shall take all reasonable actions to duly call, give notice of, convene, and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) as soon as reasonably practicable but no later than one hundred eighty (180) calendar days after the Closing Date. In connection therewith, Parent shall prepare and mail a proxy statement (the “Proxy Statement”) to the holders of Parent Common Stock in advance of the Parent Stockholders Meeting. Parent covenants and agrees that none of the information supplied or to be supplied by or on behalf of Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first distributed to Parent’s stockholders or at the time of the Parent Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Parent agrees that the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Parent shall pay the Company Member by advancement for all reasonable and customary costs and expenses incurred by the Company Member or any of its Affiliates in connection with the Proxy Statement or the Parent Stockholders Meeting. Parent shall use reasonable best efforts to: (i) recommend and solicit from the holders of Parent Common Stock proxies in favor of the approval of the issuance of the Additional Parent Stock Consideration; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Parent Common Stock required by applicable Legal Requirements and NASDAQ Requirements to obtain such approval (the “Parent Stockholder Approval”). For the avoidance of doubt, the Company Member’s shares of Parent Common Stock shall not be included in the determination of whether the requisite Parent Stockholder Approval has been secured. Parent shall keep the Company Member updated with respect to proxy solicitation results as requested by the Company Member.

Section 7. Tax Matters.

7.1 Tax Covenants.

(a) Without the prior written consent of Parent, prior to the Closing, the Company, its Representatives and the Company Member shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent or the Surviving Company in respect of any Post-Closing Tax Period.

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(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Company Member when due. The Company Member shall timely file any Tax Return or other document with respect to such Taxes or fees (and Parent shall cooperate with respect thereto as necessary). Anything in this Agreement to the contrary, any income tax liabilities, including interest and penalties, of the Company for Pre-Closing Tax Periods is the sole responsibility of the Company Member.

(c) Through the end of the Closing Date, Parent and Sub shall maintain Sub’s status as an entity whose existence is disregarded as separate from Parent for U.S. federal and all relevant local income tax purposes and shall not take any action inconsistent therewith.

7.2 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date (other than agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). After such date neither the Company nor any of its Representatives shall have any further rights or liabilities thereunder.

7.3 Tax Indemnification.

(a) Subject to the limitations set forth in Sections 7.3(b) and 7.9, the Company Member shall indemnify the Company, Parent, and each Parent Indemnitee and hold them harmless from and against (i) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.20; (ii) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Section 7; (iii) income tax, penalties and interest of the Company with respect to Pre-Closing Tax Periods; (iv) any Potential Sales Tax Liability (subject to Section 7.3(b)); (v) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods (but only to the extent such Taxes are covered by the Rep and Warranty Policy, which shall be the sole and exclusive remedy for any such claims); (vi) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local law; and (vii) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any reasonable out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Company Member shall reimburse Parent for any Taxes of the Company that are the responsibility of the Company Member pursuant to this Section 7.3 within ten (10) business days after payment of such Taxes by Parent or the Company (subject to Sections 7.3 and 7.9).

(b) Notwithstanding Section 7.3(a) above or any other provision of this Agreement, (i) in no event shall the Company Member be required to indemnify any Person under this Section 7.3, or any other provision of this Agreement for any potential sales Taxes set forth in Section 4.20 of the Company Disclosure Schedule (“Potential Sales Tax Liability”) to the extent the aggregate monetary amount of any such indemnification claims exceed Eight Million Dollars ($8,000,000); and this Section 7.3 shall provide the sole and exclusive remedy with respect to any Potential Sales Tax Liability. For the avoidance of doubt, the Company Member’s aggregate liability for any Potential Sales Tax Liability shall not exceed Eight Million Dollars ($8,000,000). Any indemnification claim(s) with respect to Potential Sales Tax Liability must be brought against the Company Member prior to the second (2nd) anniversary of the Closing Date

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7.4 Tax Returns.

(a) The Company Member shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company that are due on or before the Closing Date (taking into account any extensions) and all Tax Returns required to be filed by the Company after the Closing Date (taking into account any extension) with respect to a Pre-Closing Tax Period, and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Legal Requirements).

(b) Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Legal Requirements) and, if it is an income or other material Tax Return, shall be submitted by Parent to the Company Member (together with schedules, statements and, to the extent requested by the Company Member, supporting documentation) at least thirty (30) days prior to the due date (including extensions) of such Tax Return. If the Company Member objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within ten (10) days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and the Company Member shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and the Company Member are unable to reach such agreement within ten (10) days after receipt by Parent of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Parent and the Company Member. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Parent. Parent shall be entitled to offset against the Merger Consideration (i) Taxes due with respect to any such Tax Return that relate to Pre-Closing Tax Periods and (ii) Taxes due with respect to any such Tax Return that relate to Straddle Periods that are attributable under Section 7.5 to the portion of such Straddle Period ending on the Closing Date.

7.5 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as arising in a Pre-Closing Tax Period for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

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7.6 Contests. Parent agrees to give written notice to the Company Member of the receipt of any written notice by the Company, Parent or any of Parent’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Parent pursuant to this Section 7 (a “Tax Claim”); provided that failure to comply with this provision shall not affect Parent’s right to indemnification hereunder except to the extent the Company Member is adversely prejudiced by such failure. Company Member shall control the contest or resolution of any Tax Claim; provided, however, that Company Member shall obtain the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided, further, that the Parent shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Parent.

7.7 Cooperation and Exchange of Information. The Company Member, the Company and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Section 7 or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Company Member, the Company and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Company Member, the Company or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

7.8 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Section 7 shall be treated as an adjustment to the Merger Consideration by the Parties for Tax purposes, unless otherwise required by applicable Legal Requirements.

7.9 Payments to Parent. Except for Losses with respect to any Potential Sales Tax Liability in accordance with Section 7.3(b), each of Parent and Sub (on behalf of itself and each of the Parent Indemnitees) acknowledges and agrees that any payments to the Parent Indemnitees pursuant to Section 7.3 shall be first satisfied pursuant to claims asserted under the Rep and Warranty Policy. With respect to amounts that are payable by Company Member to Parent pursuant to Section 7.3 with respect to Potential Sales Tax Liabilities, Parent’s sole recourse and remedy for the payment of any such amounts shall be to collect such amount against the Escrowed Parent Stock Consideration at Fair Market Value (as defined below). The term “Fair Market Value” for purposes of this Section 7.9 shall mean Seven Dollars ($7.00) per share of Parent Common Stock.

7.10 Survival. Notwithstanding anything in this Agreement to the contrary but subject to the limitations in Section 7.3, the provisions of Section 4.20 and this Section 7 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

7.11 Overlap. To the extent that any obligation or responsibility pursuant to Section 8 may overlap with an obligation or responsibility pursuant to this Section 7, the provisions of this Section 7 shall govern.

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7.12 Prohibited Post-Closing Actions. After the Closing Date, without the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Company Member, Parent shall not and shall not permit any of its Affiliates to, (1) file or amend or otherwise modify any Tax Return relating to a Pre-Closing Tax Period, (2) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, (3) except as otherwise provided herein, make or change any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period, or (4) make or initiate any voluntary disclosure or similar process with a Governmental Authority regarding any Pre-Closing Tax Period. The Company Member and the Parent shall reasonably cooperate with each other to address and resolve the Potential Sales Tax Liability.

7.13 Tax Refunds. After the Closing Date, Company Member shall be entitled to all Tax refunds (and overpayment credits) relating to the Company received by Parent or any of its Affiliates for any Pre-Closing Tax Period. Parent will pay over to Company Member any such Tax refund promptly (but in all cases within five (5) business days) after actual receipt of such Tax refund (or, in the case of any overpayment credits, promptly (but in all cases within five (5) business days) upon filing the applicable Tax Return where such overpayment credit is used to reduce Taxes otherwise payable).

7.14 Transaction Tax Deductions. For the avoidance of doubt, all Transaction Tax Deductions arising in connection with the transactions contemplated by this Agreement that are properly deductible by the Company prior to the Closing Date shall be allocated to the Pre-Closing Tax Period, to the maximum extent permitted by Law.

7.15 Intended Tax Treatment. For U.S. federal and applicable state and local income tax purposes, the Parties intend for the Merger to qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Code. The Parties shall report the transactions contemplated by this Agreement consistent therewith for U.S. federal income tax purposes and shall not take any position inconsistent with this Section 7.15 in the course of any tax audit, tax review or tax litigation matter relating hereto, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

Section 8. Conditions to Closing.

8.1 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order, writ, judgment, injunction, decree, stipulation, determination or award which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

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8.2 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the Company Fundamental Representations, the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Company Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided that, with respect to agreements, covenants and conditions that are qualified by materiality, the Company shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, shall have been commenced against Parent, Sub or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, Consents and waivers that are listed on Section 8.2(d) of the Company Disclosure Schedule shall have been received and executed counterparts thereof shall have been delivered to Parent at or prior to the Closing in a form reasonably acceptable to Parent.

(e) The Company shall have delivered each of the Closing deliverables set forth in Section 2.3(a).

8.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the Parent Fundamental Representations, the representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Parent Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Parent and Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date; provided that, with respect to agreements, covenants and conditions that are qualified by materiality, Parent and Sub shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

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(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) All approvals, Consents and waivers that are listed on Section 5.3 of the Parent Disclosure Schedule shall have been received and executed counterparts thereof shall have been delivered to the Company at or prior to the Closing in a form reasonably acceptable to the Company.

(e) Parent shall have delivered each of the Closing deliverables set forth in Section 2.3(b).

(f) The approval of the listing of the additional shares of Parent Common Stock on NASDAQ shall have been obtained and the Parent Stock Consideration to be issued pursuant to this Agreement shall have been approved for listing on NASDAQ.

Section 9. Indemnification.

9.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 4.20 which are subject to Section 7) shall survive the Closing and shall remain in full force and effect until the expiration of ninety (90) days after the Closing Date; provided that the Company Fundamental Representations and the Parent Fundamental Representations shall survive until the sixth (6th) anniversary of the Closing Date. All covenants and agreements of the Parties contained herein (other than any covenants or agreements contained in Section 7 which are subject to Section 7) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

9.2 Indemnification by Company Member. Subject to the other terms and conditions of this Section 9, from and after the Closing, the Company Member shall indemnify and defend each of Parent and its Affiliates (including the Surviving Company) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon or arising out of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement (other than in respect of Section 4.20, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Section 7) as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Section 7, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to and as specified elsewhere in this Agreement, including Section 7);

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(c) any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not paid or satisfied by the Company or Parent or Merger Sub (on behalf of the Company) at or prior to the Closing (excluding the Assumed Indebtedness);

(d) the Triton Matter, including legal fees as set forth in Section 9.4(i) and subject to Section 9.4(i);

(e) the Other Litigation;

(f) the Company’s or a Company Subsidiary’s failure to comply with ITAR prior to the Closing Date, subject to Section 9.4(j); or

(g) Potential Sales Tax Liability, as exclusively governed by Section 7, including without limitation, Section 7.3.

9.3 Indemnification by Parent. Subject to the other terms and conditions of this Section 9, from and after the Closing, Parent shall indemnify and defend the Company Member, his Affiliates and their respective Representatives (collectively, the “Member Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Member Indemnitees based upon or arising out of:

(a) any inaccuracy in or breach of any of the representations or warranties of Parent and Sub contained in this Agreement as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Sub pursuant to this Agreement (other than Section 7, it being understood that the sole remedy for any such breach thereof shall be pursuant to Section 7).

9.4 Certain Limitations. The indemnification provided for in Section 9.2 and Section 9.3 shall be subject to the following limitations:

(a) Company Member shall not be liable to the Parent Indemnitees for indemnification under Section 9.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.2(a) exceeds $1,205,000 (the “Threshold Amount”), at which point the Parent Indemnitees shall proceed against the Company Member for the next $1,205,000 of Losses (the “Retention Cap”) incurred by the Parent Indemnitees with respect thereto in excess of the Threshold Amount up to the Retention Cap. Each of the Threshold Amount and the Retention Cap shall be reduced by fifty percent (50%) on the Retention Dropdown Date (as defined in the Rep and Warranty Policy). The Threshold Amount shall not apply to indemnification claims pursuant to Sections 9.2(d) (Triton Matter), (e) (Other Litigation) or (f) (ITAR) and those indemnification claims and any attorney fees and expenses as specified in this Agreement are payable directly by the Company Member. For the avoidance of doubt, except with respect to claims arising from the breach of Company Fundamental Representations (subject to Section 9.4(h)), the sole and exclusive remedy of the Parent Indemnitees against the Company Member with respect to indemnity claims under Section 9.2(a) is to recover from the Company Member for an aggregate amount not to exceed the Retention Cap and the Rep and Warranty Policy.

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(b) Parent shall not be liable to the Member Indemnitees for indemnification under Section 9.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.3(a) exceeds the Threshold Amount, in which event Parent shall be required to pay or be liable for all Losses in excess of the Threshold Amount. The aggregate amount of all Losses for which Parent shall be liable pursuant to Section 9.3 shall not exceed One Hundred Forty Million Dollars ($140,000,000), excluding Triton Matter, Other Litigation, Potential Sales Tax Liability, and any losses incurred or sustained in connection with ITAR for which Company Member shall be liable pursuant to this Agreement.

(c) Notwithstanding the foregoing, but subject to Section 9.4(h), the limitations set forth in Section 9.4(a) and Section 9.4(b) shall not apply to Losses based upon or arising out of any inaccuracy in or breach of any Company Fundamental Representation or any Parent Fundamental Representation, as applicable. The aggregate liability of the Company Member for Losses (i) based upon or arising out of any inaccuracy in or breach of any Company Fundamental Representation and/or (ii) pursuant to Section 9.4(b) shall not exceed Fifty Million Dollars ($50,000,000) in the aggregate (the “Company Cap”). Notwithstanding anything contrary in this Section 9.4(c), the Company Cap shall not apply to indemnification claims pursuant to Sections 9.2(d), 9.2(e), 9.2(f) and 9.2(g).

(d) For purposes of this Section 9, any inaccuracy in or breach of any representation or warranty, and the calculation of Losses resulting therefrom shall, in each case, be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty; provided, however, that (1) such qualifications shall not be disregarded in the representations and warranties set forth in Section 4.1(a), Section 4.13 and Section 4.14(a), and (2) the term “Material” as used in the terms “Material Agreements” and “Material Suppliers” shall not be disregarded.

(e) Payments by an Indemnifying Party pursuant to Section 9.2 or Section 9.3 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim, less any related out-of-pocket costs and expenses, including the aggregate out-of-pocket cost of pursuing any related insurance claims (it being agreed that neither party shall have any obligation to seek to recover any insurance proceeds prior to making a claim under this Section 9 and that, promptly after the realization of any insurance proceeds, indemnity, contribution or other similar payment, the Indemnified Party shall reimburse the Indemnifying Party for such reduction in Losses for which the Indemnified Party was indemnified prior to the realization of reduction of such Losses).

(f) Each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g) No Losses may be claimed under Section 9.2 or Section 9.3 by any Indemnified Party to the extent such Losses are included in the calculation of any adjustment or the Closing Working Capital pursuant to this Agreement.

(h) Notwithstanding anything to the contrary herein, but subject to the other limitations in this Section 9.4 with respect to Triton Matter, Potential Sales Tax Liability, Other Litigation and ITAR where the Losses will not be treated as breaches of representations and warranties, but will be treated as specific in this Agreement, each of Parent and Sub (on behalf of itself and each of the Parent Indemnitees) acknowledges and agrees that any payments to the Parent Indemnitees pursuant to Section 9.2(a) shall be satisfied solely and exclusively as follows:

(i) with respect to Losses under Section 9.2(a) (other than with respect to breaches of or inaccuracies in the Company Fundamental Representations, which are exclusively addressed in subsection (ii) immediately below), first, after the Parent Indemnitees shall have incurred on a cumulative basis Losses exceeding the Threshold Amount, from the Company Member for the Losses in excess of the Threshold Amount up to the Retention Cap, and thereafter, solely pursuant to claims asserted under the Rep and Warranty Policy for such Losses; and

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(ii) with respect to Losses under Section 9.2(a) arising from breaches of or inaccuracies in the Company Fundamental Representations, first, after the Parent Indemnitees shall have incurred on a cumulative basis Losses exceeding the Threshold Amount, from the Company Member for the Losses in excess of the Threshold Amount up to the Retention Cap, and thereafter, pursuant to claims asserted under the Rep and Warranty Policy for such Losses, up to the full amount of coverage under the Rep and Warranty Policy with respect to such claims, and thereafter against the Company Member directly (subject to Section 9.4(c)).

The Rep and Warranty Policy shall expressly provide that the R&W Insurance Provider shall unconditionally and irrevocably waive and release any subrogation rights against the Company and the Company Member (or otherwise recover from the Company or the Company Member) in connection with any claim made by any Parent Indemnitee thereunder (except in connection with a claim of intentional fraud), and Parent shall not permit the Rep and Warranty Policy to be amended, waived and/or modified in a manner adverse to the Company Member.

(i) The aggregate amount of all Losses (excluding Parent Legal Fees (as defined below)) for which Company Member shall be liable to the Parent Indemnitees pursuant to Section 9.2(d) shall not under any circumstances whatsoever exceed Twenty Million Dollars ($20,000,000). The Company Member’s liability pursuant to Section 9.2(d) for Parent Indemnitees’ out-of-pocket legal fees, costs and expenses related directly to the Triton Matter (collectively, “Parent Legal Fees”) shall not exceed Four Million Dollars ($4,000,000) in the aggregate, which the Company Member will pay to the Parent, its directors and officers and affiliates (excluding the Company Member, which the companies that are not being acquired by the Parent and their officers and directors) as Parent Legal Fees are incurred.

(j) The aggregate amount of all Losses for which Company Member shall be liable to the Parent Indemnitees pursuant to Section 9.2(f) shall not exceed One Million Dollars ($1,000,000) plus the amount of the Parent Indemnitees’ out-of-pocket legal fees, costs and expenses related directly to the relevant ITAR matter. Any indemnification claim(s) pursuant to Section 9.2(f) must be brought against the Company Member prior to the earlier of (i) the fifth (5th) anniversary of the Closing Date and (ii) the fifth (5th) anniversary of the action that constituted or caused a violation of ITAR.

(k) Notwithstanding the definition of “Losses,” with respect to indemnification claims pursuant to Section 7.3 or pursuant to Section 9.2(b), (c), (d), (e) and (f), the term “Losses” shall mean only direct, out-of-pocket losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers, and the term “Losses” shall not include punitive, incidental, consequential, special, exemplary or indirect damages or losses based on diminution in value or similar theories.

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9.5 Indemnification Procedures. The Party making a claim under this Section 9 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Section 9 is referred to as the “Indemnifying Party”. For purposes of this Section 9, (i) if Parent (or any other Parent Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party shall be deemed to refer to the Company Member, and (ii) if Parent comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to the Company Member.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than fifteen (15) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that if the Indemnifying Party is the Company Member, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that solely seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are material legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, or fails to notify the Indemnified Party in writing of its election to defend as provided in this Agreement within thirty (30) days after receipt of the notice from the Indemnified Party of the applicable Third-Party Claim, the Indemnified Party may, subject to Section 9.5(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Company Member and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.5(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

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(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Surviving Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Section 7) shall be governed exclusively by Section 7 hereof, Definitions, Article 4, and Articles 9 through 13.

(e) R&W Policy. This Section 9.5 is subject to the applicable rights of the R&W Insurance Provider under the Rep and Warranty Policy.

(f) Notwithstanding anything to the contrary in this Section 9.5, the Company Member shall have initial sole and exclusive control of the prosecution, defense and settlement of the Triton Matter and the Other Litigation in consultation with Parent, including, without limitation, the selection and termination of counsel with respect to such matter and all decisions related to the Triton Matter and/or the Other Litigation in good faith consultation with Parent; provided, however, notwithstanding the foregoing, the Company Member shall not settle the Triton Matter or any of the Other Litigation to the extent such settlement would result in liability to Parent unless Parent has consented to such settlement (such consent not be unreasonably withheld, conditioned or delayed); provided further, however, if Parent refuses to approve a settlement that is acceptable to the Company Member, then the Company Member’s liability pursuant to Section 9.2(d) or Section 9.2(e), as applicable, with respect to such matter shall not exceed the proposed settlement amount. For the avoidance of doubt, neither Parent nor any of its Affiliates shall have the right to terminate any of the legal counsel currently handling the Triton Matter or any of the Other Litigation. Notwithstanding anything in this Agreement to the contrary, the parties agree legal counsel and strategy will be reviewed periodically and in good faith after six months from the Closing Date, and Company Member shall consult in good faith and work cooperatively together related to this matter.

AMMO Merger Agreement	56

9.6 Payments; Indemnification Set Off.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 9 (the date of such agreement or adjudication is referred to herein as the “Determination Date”), the Indemnifying Party shall satisfy its obligations within fifteen (15) business days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) business day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a simple interest rate per annum equal to 10%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

(b) Triton Matter. Notwithstanding anything to the contrary herein, at the Company Member’s election, Parent’s (or any Parent’s Indemnitee’s) sole recourse and remedy for the payment of any Losses that are payable to a Parent Indemnitee pursuant to Section 9.2(d) shall be to set off the amount of such Losses against the Parent Stock Consideration at Fair Market Value (as defined below). For purposes of this Section 9.6(b), the term “Fair Market Value” shall mean the closing price of the Parent Common Stock on the Determination Date.

(c) If any Parent Indemnitee recovers or is awarded any amounts with respect to the Triton Litigation and/or the Other Litigation (whether in the form of damages arising from counter-claims associated with such litigation, the awarding of legal fees and costs by the applicable court or otherwise) (the “Parent Award Amounts”), then any and all such Parent Award Amount shall be promptly (but no later than five (5) business days after receipt) paid to the Company Member.

9.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by applicable Legal Requirements.

9.8 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 8.2 or Section 8.3, as the case may be.

9.9 Exclusive Remedies. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud or criminal activity on the part of a Party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Section 7 and this Section 9. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under applicable Legal Requirements, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Legal Requirement, except pursuant to the indemnification provisions set forth in Section 7 and this Section 9. Nothing in this Section 9.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s intentional fraud or criminal misconduct.

AMMO Merger Agreement	57

Section 10. Termination.

10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company and Parent;

(b) by Parent by written notice to the Company if:

(i) neither Parent nor Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 8 and such breach, inaccuracy or failure has not been cured by the Company within ten (10) days of the Company’s receipt of written notice of such breach from Parent; or

(ii) any of the conditions set forth in Section 8.1 or Section 8.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 30, 2021, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

(c) by the Company by written notice to Parent if:

(i) the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 8 and such breach, inaccuracy or failure has not been cured by Parent or Sub within ten (10) days of Parent’s or Sub’s receipt of written notice of such breach from the Company; or

(ii) any of the conditions set forth in Section 8.1 or Section 8.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 30, 2021, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Parent or the Company if there shall be any Legal Requirement that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

10.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Section 10, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Section 10 and Section 6.2(c) hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

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Section 11. Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided that Parent shall pay the Transaction Expenses as provided in Section 2.3(b)(ii) on behalf of the Company.

Section 12. Reserved.

Section 13. Miscellaneous.

13.1 Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth below, or to such other e-mail address or address as subsequently modified by written notice given in accordance with this Section 13.1:

if to Parent or Sub:

AMMO, INC.

7681 East Gray Road

Scottsdale, Arizona 85260

Attention: Fred W. Wagenhals

Email:

with a copy to (which shall not constitute notice):

Lucosky Brookman LLP

101 Wood Avenue South

5th Floor

Woodbridge, New Jersey 08830

Attention: Joseph M. Lucosky, Esq.

Email:

if to the Company:

Steven F. Urvan

Email:

with a copy to (which shall not constitute notice):

Arnall Golden Gregory LLP

171 17th Street, NW, Suite 2100

Atlanta, Georgia 30363

Attn: Michael D. Golden, Esq.

Email:

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13.2 Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the Parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such Party, whether or not so expressed. None of the Parties may assign, transfer or delegate any of their respective rights or obligations under this Agreement, by operation of law or otherwise, without the consent in writing of Parent and the Company Member; provided that Parent and Sub (including the Surviving Company) may, without obtaining the prior written consent of the Company, assign any of its rights, or delegate any of its obligations under this Agreement to (a) any Affiliate of Parent, (b) any successor of Parent by merger or otherwise, or (c) the purchaser of all or substantially all of the assets or shares of Parent. The Company Member shall execute such acknowledgements of such assignments in such forms as Parent or Sub (including the Surviving Company) may from time to time reasonably request. Any purported assignment or delegation of rights or obligations in violation of this Section 13.2 is void and of no force or effect.

13.3 Interpretation. For purposes of this Agreement, the following rules of interpretation apply:

(a) General. (i) The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation” whether or not such words are present; (ii) the word “or” is not exclusive; (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (iv) reference herein to any document or other information being “made available,” “provided” or “delivered” to Parent prior to the Closing Date shall be deemed satisfied, without limitation, by the posting, at least two (2) business days prior to the Closing Date, of any such document or information in the virtual data room maintained by the Company for purposes of the transactions contemplated hereunder; (v) reference to a statute or other applicable law means such statute or other applicable law as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; (vi) the definitions given for terms in Section 1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined; (vii) “business day” means any day of the year on which national banking institutions in the State of Delaware are open to the public for conducting business and are not required or authorized to close and shall not include Saturday; and (viii) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(b) Descriptive Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

(c) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If the last day of such period is a non-business day, the period in question ends on the next succeeding business day.

(d) Currency. Any reference in this Agreement to $ means U.S. dollars.

(e) Section and Similar References. Unless the context otherwise requires, all references in this Agreement to any “Section,” “Schedule” or “Exhibit” are to the corresponding Section, Schedule or Exhibit of this Agreement.

(f) No Presumption Against Drafter. This Agreement, ancillary agreements, exhibits, and disclosure schedules shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

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13.4 Counterparts. This Agreement may be executed in counterparts.

13.5 Electronic Transmission. The exchange of signature pages to this Agreement (in counterparts or otherwise) by electronic transmission shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

13.6 Severability. In the event that any one or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party), it being intended that each of the Parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Legal Requirements, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party). If any court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable, such court has the power to fashion and enforce another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the intentions of the Parties hereto under this Agreement and, in the event that such court does not exercise such power, the Parties hereto shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the Parties’ intentions to the greatest lawful extent under this Agreement.

13.7 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the Parties hereto and their permitted successors or assigns.

13.8 Reserved.

13.9 Governing Law; Submission to Jurisdiction. This Agreement, and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby, including, without limitation, the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and governed by the laws of Delaware applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of laws provisions thereof) except as to matters pertaining to the Company as a Nevada limited liability company, and to the Company Member as a member of a Nevada limited liability company, which are governed by the NRS, and solely as to such matters, this Agreement shall be governed by the NRS. The Parties hereto hereby irrevocably submit to the exclusive jurisdiction of any court of competent civil jurisdiction sitting in State of Delaware over any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereto hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such courts. The Parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of such Action brought in such court or any claim that such Action brought in such court has been brought in an inconvenient forum. Each of the Parties hereto agrees that a judgment in such Action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by any applicable Legal Requirement. Each of the Parties hereto hereby irrevocably consents to process being served by any Party to this Agreement in any Action by delivery of a copy thereof in accordance with the provisions of Section 13.1 and consents to the exercise of jurisdiction of the courts of the State of Delaware over it and its properties with respect to any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.

AMMO Merger Agreement	61

13.10 Entire Agreement, Not Binding Until Executed. This Agreement, including the Company Disclosure Schedule, Parent Disclosure Schedule, Schedules, Exhibits and the other agreements referred to herein, is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the Parties hereto, have been expressed herein or in such Company Disclosure Schedule, Parent Disclosure Schedule, Schedules, Exhibits or such other agreements and this Agreement, including such Company Disclosure Schedule, Parent Disclosure Schedule, Schedules, Exhibits and such other agreements, supersede any prior understandings, negotiations, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof or thereof. Neither this Agreement nor any of the terms or provisions hereof are binding upon or enforceable against any Party hereto unless and until the same is executed and delivered by all of the Parties hereto.

13.11 Amendments; No Waiver.

(a) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

(b) No course of dealing and no failure or delay on the part of any Party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such Party’s rights, powers and remedies. The failure of any of the part by any of the Parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement to this Agreement to require the performance of a term or obligation under this Agreement or the waiver of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

13.12 Pre-Closing Restructuring. The consummation of the Pre-Closing Restructuring shall not constitute a breach of any representation, warrant or covenant by the Company or the Company Member.

13.13 Closing Date. The Parties acknowledge and agree that (i) this Agreement was signed and the Merger occurred simultaneously therewith, and (ii) the Closing Date is the date of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement under seal as of the day and year first above written.

AMMO, INC.

By:
Name:	Fred W. Wagenhals
Title:	Chief Executive Officer

SpeedLight Group I, LLC

By:
Name:
Title:

GEMINI DIRECT INVESTMENTS, LLC

By:
Name:	Steven F. Urvan
Title:	Sole Member

COMPANY MEMBER:

By:
Steven F. Urvan

[Signature Page To Agreement And Plan Of Merger]

EXHIBIT A

KEY EMPLOYEE AGREEMENTS

SCHEDULE B

COMPANY DISCLOSURE SCHEDULE

Section 1.20

Current Assets

Section 4.1

Organization and Qualification of the Company

Section 4.3

Consents

Section 4.4

Securityholder Lists and Agreements

Section 4.5(b)

Capitalization and Ownership

Section 4.6(a)

Subsidiaries

Section 4.7

Litigation

Section 4.8

Intellectual Property

Section 4.9

Compliance with Legal Requirements

Section 4.10(a)

Material Agreements

Section 4.10(c)

Actions

Section 4.10(d)

Third Party Guarantees

Section 4.11(a)

Certain Transactions

Section 4.12(a)

Property

Section 4.14

Changes

Section 4.17

Material Suppliers

Section 4.18

Employee Matters

Section 4.20

Tax Returns and Payments

Section 4.21

Insurance

Section 4.22

Permits

Section 6.7

Directors’ and Officers’ Indemnification

Section 8.2(d)

Consents

SCHEDULE C

PARENT DISCLOSURE SCHEDULE

Section 5.6

Parent Subsidiary

Section 5.10

Actions

Section 5.14

Financial Statements

SCHEDULE 3.4(a)(i)

Estimated Closing Working Capital Statement